Exhibit 2.1
PURCHASE AGREEMENT
          PURCHASE AGREEMENT, dated as of October 29, 2005 (this “Agreement”), by and between Saks Incorporated, a Tennessee corporation (“Seller”), and The Bon-Ton Stores, Inc., a Pennsylvania corporation (“Buyer”).
PRELIMINARY STATEMENT:
          WHEREAS, Seller is the owner of all of the outstanding equity interests of Herberger’s Department Stores, LLC, a Minnesota limited liability company, and Parisian, Inc., an Alabama corporation (each, a “Company” and, collectively, the “Companies”); and
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the equity interests of the Companies, all on the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Seller and Buyer as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.
          “Adjustment Amount” has the meaning specified in Section 2.4(a)(v).
          “Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used herein, “control” means the power to direct the management or affairs of a Person and “ownership” means the beneficial ownership of more than 50% of the equity securities of the Person.
          “Aggregate Flex Plan Balances” has the meaning specified in Section 7.3(i).
          “Agreed NUBL Principles” means the principles applied in connection with the calculation of the Reference Net Unfunded Benefit Liabilities, as set forth on Schedule 1.1(a).
          “Agreed Rate” means an annual rate equal to the three-month LIBOR rate in effect as of the third business day prior to the date such payment is made.
          “Allocation Schedule” has the meaning specified in Section 7.2(e)(ii).
          “Alternative Proposal” has the meaning specified in Section 6.14(b).
          “Approved Capital Expenditures” means all Capital Expenditures (other than Pre-Approved Capital Expenditures) approved in writing after the date of this Agreement by Buyer for the Business.
          “Assigned Contracts” has the meaning specified in Section 2.6(a).
          “Assumed Contract Liabilities” has the meaning specified in Section 2.6(a).

          “Bridge Facility” means the senior unsecured bridge facility contemplated by the Commitment Letters.
          “Business” means the retail store business conducted under the trade names of Carson Pirie Scott, Younkers, Herberger’s, Boston Store and Bergner’s, together with all administrative and distribution activities associated therewith.
          “Business Agreements” has the meaning specified in Section 4.15.
          “Business Employees” means all employees of the Business located at the stores of the Business (whether full- time, part- time or otherwise) and all employees engaged in the Business listed on Exhibit K (which exhibit excludes the names and any other personally identifying information), excluding (a) any employees identified on Exhibit L and (b) all employees of the Club Libby Lu business.
          “Buyer” has the meaning specified in the first paragraph of this Agreement.
          “Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.
          “Buyer Appraiser” has the meaning specified in Section 7.2(e)(iii).
          “Buyer Disclosure Schedule” has the meaning specified in Section 5.2(b).
          “Buyer Group Member” means (a) Buyer and its Affiliates, (b) directors, officers and employees of Buyer and its Affiliates and (c) the successors and assigns of the foregoing.
          “Buyer’s DC Plan” has the meaning specified in Section 7.3(j)(ii).
          “Buyer’s Flex Plans” has the meaning specified in Section 7.3(i).
          “Buyer’s Plans” has the meaning specified in Section 7.3(c)(ii).
          “Buyer Transition Services Agreement” has the meaning specified in Section 6.8(a).
          “Capital Expenditures” means (i) any additions to or replacements of property, plant and/or equipment and (ii) any other expenditures, in each case, other than routine repair and maintenance in the ordinary course of business consistent with past practice, that would be capitalized on Seller’s balance sheet in accordance with Seller’s capitalization policy.
          “Change In Law” means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance or order or any other Requirements of Law of any Governmental Body which occurs subsequent to the date of this Agreement.
          “CIM” has the meaning specified in Section 4.5.
          “Claim Notice” has the meaning specified in Section 10.3.
          “CLL Licensed Department Agreements” has the meaning specified in Section 6.8(f).
          “Closing” means the closing of the transfer of the Securities from Seller to Buyer.
          “Closing Date” has the meaning specified in Section 3.1.

          “COBRA” has the meaning specified in Section 7.3(h).
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitment Letters” has the meaning specified in Section 5.4.
          “Companies” has the meaning specified in the Preliminary Statement to this Agreement.
          “Company Plan” means any Pension Plan or Welfare Plan that is sponsored by any Company or any Transferring Subsidiary in which (i) any Business Employees are participating or under which any current or former employees of the Business have accrued any benefits while employed by the Companies and the Transferring Subsidiaries to which they remain entitled or (ii) with respect to which any Company or any Transferring Subsidiary has any liability in connection with the Business.
          “Confidential Information” has the meaning specified in Section 7.13.
          “Confidentiality Agreement” means that certain letter agreement dated June 3, 2005, between Seller and Buyer.
          “Contracts” means all contracts, guarantees, leases, licenses (including those relating to concessions or licensed departments), Software licenses, commitments (including purchase orders) and other agreements (exclusive of Lease Agreements and Real Estate Agreements).
          “Copyrights” means all subject matter falling within the scope of the U.S. Copyright Act (17 U.S.C. §101 et seq.), including copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto in the United States.
          “Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court, agency or tribunal or other Governmental Body, and any award in any arbitration proceeding.
          “Covered Persons” has the meaning specified in Section 7.3(c)(ii).
          “Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 26, 2003, as amended, among Seller, as borrower, Fleet Retail Group, Inc., as Agent, and the other financial institutions party thereto, as lenders.
          “Cut-Off Date” has the meaning specified in Section 3.1.
          “Cut-Off Date NUBL Statement” has the meaning specified in Section 2.4(b)(i).
          “Cut-Off Date Working Capital Statement” has the meaning specified in Section 2.4(a)(i).
          “DOJ” has the meaning specified in Section 6.5.
          “Effective Time” has the meaning specified in Section 3.1.
          “Employment Agreement” means any employment contract, termination or severance agreement, change of control agreement or any other agreement respecting the terms and conditions of employment or payment of compensation in respect to any current or former officer or employee of the Business.

          “Encumbrance” means any lien, charge, security interest, encumbrance, mortgage, pledge, easement, conditional sale or other title retention agreement, title exception, defect in title or other restriction of a similar kind.
          “Environmental Law” means all Requirements of Law relating to or addressing protection of the environment, including protection of surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, ambient air, pollution control, Hazardous Materials or chemical use.
          “Environmental Permits” means all permits, licenses or authorizations required pursuant to any Environmental Law.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Taxes” has the meaning specified in Section 7.2(a)(i).
          “Expenses” means any and all reasonable out-of-pocket expenses incurred in connection with defending or asserting any claim, action, suit or proceeding hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, expert witnesses, accountants and other professionals).
          “Final Net Unfunded Benefit Liabilities” has the meaning specific in Section 2.4(b)(i).
          “Final Purchase Price” has the meaning specified in Section 2.4(c)(iii).
          “Final Working Capital” has the meaning specified in Section 2.4(a).
          “Financial Statements” has the meaning specified in Section 4.5.
          “Financial Statements Date” means January 29, 2005.
          “Financing” has the meaning specified in Section 5.4.
          “Fixed Amount” has the meaning specified in Exhibit 2.6(b)(i).
          “FTC” has the meaning specified in Section 6.5.
          “GAAP” means United States generally accepted accounting principles, consistently applied by Seller, in effect at the date of the financial statement to which it refers.
          “Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.
          “Governmental Permits” has the meaning specified in Section 4.8.
          “Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, hazardous chemical, petroleum or petroleum derived-substance or waste or any constituent of any such substance or waste, the use, handling or disposal of which is in any way governed by or subject to any applicable Environmental Law.
          “HIPAA” has the meaning specified in Section 7.9.
          “Household Bank” has the meaning specified in Section 6.9.

          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Income Taxes” means Taxes imposed upon or based upon net income.
          “Indemnified Party” has the meaning specified in Section 10.3.
          “Indemnitor” has the meaning specified in Section 10.3.
          “Identified Guaranties” has the meaning specified in Section 6.7.
          “Indentures” means the (a) Indenture, dated as of November 9, 1998, among Seller, the Subsidiary Guarantors and JPMorgan Chase Bank, N.A. (successor to The First National Bank of Chicago), (b) Indenture, dated as of December 2, 1998, among Seller, the Subsidiary Guarantors and JPMorgan Chase Bank, N.A. (successor to The First National Bank of Chicago), (c) Indenture, dated as of February 17, 1999, among Seller, the Subsidiary Guarantors and JPMorgan Chase Bank, N.A. (as successor to The First National Bank of Chicago), (d) Indenture, dated as of October 4, 2001, among Seller, the Subsidiary Guarantors and JP Morgan Chase Bank, N.A. (successor to Bank One Trust Company, National Association), (e) Indenture, dated as of December 8, 2003, among Seller, the Subsidiary Guarantors and the Bank of New York, and (f) Indenture, dated as of March 23, 2004, among Seller, the Subsidiary Guarantors and The Bank of New York Trust Company, N.A.
          “Independent Appraiser” has the meaning specified in Section 7.2(e)(iii).
          “Initiation Date” has the meaning specified in Section 6.15(a).
          “Intellectual Property” means (i) Copyrights, (ii) Patent Rights, (iii) Trademarks, (iv) Trade Secrets, (v) databases and data collections and all rights therein in the United States, (vi) rights of publicity and privacy in the United States and (vii) any similar or equivalent rights to any of the foregoing in the United States.
          “Intercompany Agreements” has the meaning specified in Section 6.6(b).
          “Inventory Schedule” has the meaning specified in Section 2.4(a)(vii).
          “January Inventory” has the meaning specified in Section 2.4(a)(vii).
          “Key Employees” has the meaning specified in Section 4.18(a).
          “Knowledge of Buyer” means, as to a particular matter, the current actual knowledge of the executive officers of Buyer (as the term “executive officer” is defined in Rule 3b-7 under the Exchange Act).
          “Knowledge of Seller” means, as to a particular matter, the current actual knowledge of the executive officers of Seller (as the term “executive officer” is defined in Rule 3b-7 under the Exchange Act), the Chief Executive Officer of the Business and the Vice President — Real Estate with responsibilities for the Business.
          “Lease Agreement Amount” means the Fixed Amount or the Variable Amount, as applicable.
          “Lease Agreements” has the meaning specified in Section 4.9(c).
          “Leased Real Estate” the leasehold and subleasehold interests of the Companies and the Subsidiaries in all real property listed on Schedule 4.9(a)(i) of the Seller Disclosure Schedule.

          “License Agreement” has the meaning specified in Section 6.13.
          “Losses” means any and all losses, liabilities, costs, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.
          “Marketing Period” has the meaning specified in Section 6.15(a).
          “Material Adverse Effect” means any change or effect that, when taken together with all other changes or effects, has or is reasonably likely to have a material adverse effect on the assets, results of operations or financial condition of the Business taken as a whole, other than any change or effect resulting from or relating to (a) general economic conditions, (b) global financial or capital markets, (c) the retail department store industry generally, (d) the public disclosure of the transactions contemplated by this Agreement, (e) the consummation of the transactions contemplated by this Agreement or compliance with the terms of this Agreement (exclusive of the transactions contemplated by the Plan of Reorganization), (f) any Change In Law or (g) acts of terrorism or war (whether or not declared); provided, however, that in the case of each of clauses (f) and (g), only to the extent that the material adverse effect on the Business is not materially disproportionate to the adverse effect on the retail department store industry generally.
          “NDSG Owned Brands” means the brands set forth in Exhibit A.
          “Net Unfunded Benefit Liabilities” has the meaning specified in Section 2.4(b)(v).
          “Non-Exclusive Period” has the meaning specified in Section 6.13.
          “Non-Prevailing NUBL Party” has the meaning specified in Section 2.4(b)(iv).
          “Non-Prevailing WC Party” has the meaning specified in Section 2.4(a)(iv).
          “Note Offering” means the offering of senior unsecured notes contemplated by the Commitment Letters.
          “Notes” means the senior unsecured notes contemplated by the Note Offering.
          “NUBL Arbitrator” has the meaning specified in Section 2.4(b)(iii).
          “NUBL Notice of Disagreement” has the meaning specified in Section 2.4(b)(ii).
          “Other Company Guaranties” has the meaning specified in Section 6.7.
          “Other Guaranties” has the meaning specified in Section 6.7.
          “Owned Real Estate” means the real property listed on Schedule 4.9(a)(ii) of the Seller Disclosure Schedule, together with all interests of the Companies and the Subsidiaries in the buildings, structures, installations, fixtures, trade fixtures and other improvements situated thereon and all easements, rights of way and other rights, interests and appurtenances of the Companies and the Subsidiaries therein or thereunto pertaining.
          “Patent Rights” means all United States patents and applications therefor and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof.
          “PBGC” has the meaning specified in Section 4.16(i).

          “Pension Plan” means any pension plan, as defined in Section 3(2) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.
          “Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, or which are being contested in good faith in accordance with applicable Requirements of Law; (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (c) Encumbrances identified on Schedule 1.1(b) of the Seller Disclosure Schedule; (d) source code escrow agreements for Software owned by the Companies or any of the Subsidiaries listed on Schedule 4.14 of the Seller Disclosure Schedule; (e) Encumbrances evidenced by any security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease or operating lease, or by any license, coexistence agreement, undertaking, declaration, limitation of use or consent to use, in each case that is described in Schedule 4.14 of the Seller Disclosure Schedule or the non-disclosure of which therein does not constitute a misrepresentation under Section 4.14; and (f) other Encumbrances or imperfections on property which are not material in amount and do not materially detract from the value, title or possession of or materially impair the existing use of the property affected by such lien or imperfection.
          “Permitted Real Property Exceptions” means, collectively, (a) liens, charges, encumbrances and exceptions for Taxes and other governmental charges and assessments (including special assessments) that are not yet due and payable; (b) all Real Estate Agreements; (c) all matters and exceptions set forth in the title insurance policies or commitments set forth in Schedule 1.1(c) of the Seller Disclosure Schedule; (d) liens, charges, encumbrances or title exceptions or imperfections with respect to the Real Estate created by or resulting from the acts or omissions of Buyer or any of its Affiliates, employees, officers, directors, agents, representatives, contractors, invitees or licensees; (e) liens, charges, encumbrances and/or title exceptions or imperfections created by any of the documents to be executed in connection with the Closing or this Agreement whether prior to, at or after the Closing resulting from the acts or omissions of Buyer or any of its Affiliates (including the Companies and the Transferring Subsidiaries at the direction of Buyer pursuant to Section 6.15(b)) or any of their respective employees, officers, directors, agents, representatives, contractors, invitees or licensees; (f) all matters that may be shown by a current, accurate survey of the Real Estate; (g) Requirements of Law, including building and zoning laws, ordinances and regulations now or hereafter in effect relating to the Real Estate; (h) any and all service contracts and agreements affecting the Real Estate as of the date hereof, and any and all service contracts and agreements entered into after the date of this Agreement in accordance with the provisions of this Agreement, in each case, to the extent in effect as of the Closing; (i) violations of laws, regulations, ordinances, orders or requirements, if any, arising out of any Change in Law; (j) all matters disclosed prior to the date hereof in or readily ascertainable from the materials, documents and reports made available to Buyer in the virtual data room maintained by Seller in Section 9.04 thereof (Real Estate Documents) and Section 9.05 thereof (Existing Title Policies and Commitments); (k) any Permitted Encumbrance to the extent applicable or relating to, or otherwise affecting, the Real Estate; and (l) easements, rights of way, restrictions, covenants or other similar matters that are not material in amount or do not materially detract from the value, title or possession or materially impair the existing use of the Real Estate affected by such easement, right of way, restriction, covenant or other matter.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or Governmental Body, or any department, agency or political subdivision thereof.
          “Plan of Reorganization” means the Plan of Reorganization, dated as of the date hereof, in the form attached hereto as Exhibit M, among Seller, Carson Pirie Holdings, Inc., CP Holdings Virginia, LLC, Parisian Virginia, LLC, McRae’s, Inc., McRae’s of Alabama, Inc., McRae’s Stores Services, Inc., Saks Distribution Centers, Inc., McRIL, LLC, North Park Fixtures, Inc. and Parisian, Inc., as it may be amended, supplemented or modified after the date hereof (provided, that if any such amendment, supplement or modification would reasonably be expected to have an adverse effect on Buyer or any of the Companies or the Transferring Subsidiaries, then it shall not be effectuated without the prior written consent of Buyer), allowing Seller and its Affiliates (other than the Companies and the Transferring Subsidiaries) to retain (i) certain assets not primarily related to the Business, including assets relating primarily to the operation of the Parisian stores and the Club Libby Lu business, (ii) assets that are used by Seller to perform its obligations under the Private Brands Agreement and (iii) assets used by Seller to provide services pursuant to the Buyer Transition Services Agreement.
          “Plans” means the Company Plans and Seller Plans.
          “Pre-Approved Capital Expenditures” has the meaning specified in Section 6.11.
          “Preliminary Purchase Price” means the Purchase Price, either (a) plus the difference between Preliminary Working Capital and Reference Working Capital, if Preliminary Working Capital exceeds Reference Working Capital or (b) minus the difference between Reference Working Capital and Preliminary Working Capital, if Reference Working Capital exceeds Preliminary Working Capital.
          “Preliminary Working Capital” has the meaning specified in Section 2.2.
          “Prior Year-End Financial Statements” has the meaning specified in Section 4.5.
          “Private Brands Agreement” has the meaning specified in Section 6.8(c).
          “Program Agreement” has the meaning specified in Section 6.9.
          “Purchase Price” has the meaning specified in Section 2.3.
          “PWC” has the meaning specified in Section 4.5.
          “Real Estate” means the Owned Real Estate and the Leased Real Estate.
          “Real Estate Agreements” means all reciprocal easement and operating agreements, agreements supplemental thereto, easements, Seller’s and each Company’s and Subsidiary’s interests under any leases or subleases, licenses, occupancy agreements, purchase and lease-termination options, rights of first refusal or first offer, subordination, non-disturbance and attornment agreements, and other agreements that run with the land and in each case are appurtenant to the Real Estate and other agreements (other than Lease Agreements) that relate to the occupancy or operation of the Real Estate.

          “Reference Net Unfunded Benefit Liabilities” means $45,273,575.
          “Reference Net Unfunded Benefit Liabilities Statement” means the net unfunded benefit liabilities statement set forth in Schedule 1.1(d) of the Seller Disclosure Schedule, together with supporting documentation.
          “Reference Working Capital” has the meaning specified in Section 2.4(a)(v).
          “Reference Working Capital Statement” means the working capital statement set forth in Schedule 1.1(e) of the Seller Disclosure Schedule, together with supporting documentation.
          “Register Cash” means the "register” cash for each store of the Business in the amount set forth on Exhibit B.
          “Required Consents” has the meaning specified in Section 7.6.
          “Required Financial Information” has the meaning specified in Section 6.16(b).
          “Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes, orders, decrees, directives, decisions, judgments, injunctions, writs or ordinances enacted, adopted, issued or promulgated by any Governmental Body.
          “Retained Employees” has the meaning specified in Section 7.3(a).
          “Retained Names and Marks” has the meaning specified in Section 7.1(a).
          “SEC” means the United States Securities and Exchange Commission.
          “Section 338(h)(10) Elections” has the meaning specified in Section 7.2(e)(i).
          “Section 338 Taxes” shall mean Taxes imposed by any taxing jurisdiction with respect to which a Section 338(h)(10) Election is expressly made in accordance with Section 7.2(e), or by any other taxing jurisdiction if expressly making a Section 338(h)(10) Election has the effect of making a Section 338(h)(10) Election in such other jurisdiction, in all cases to the extent such Taxes are imposed as a result of such Section 338(h)(10) Election.
          “Securities” has the meaning specified in Section 2.1.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller” has the meaning specified in the first paragraph of this Agreement.
          “Seller Acquisition Proposal” means any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or substantially all of the common stock, par value $0.10 per share, of Seller.
          “Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.
          “Seller Appraiser” has the meaning specified in Section 7.2(e)(iii).
          “Seller Disclosure Schedule” has the meaning specified in Section 4.3.
          “Seller Flex Plans” has the meaning specified in Section 7.3(i).

          “Seller Group” means any affiliated group of corporations as defined in Section 1504(a) of the Code of which Seller or any predecessor of Seller is or was a member, or any similar or analogous group of corporations under state, local or foreign tax law of which Seller or any predecessor of Seller is or was a member.
          “Seller Group Member” means (a) Seller and its Affiliates, (b) directors, officers and employees of Seller and its Affiliates and (c) the successors and assigns of the foregoing.
          “Seller Plan” means any Pension Plan or Welfare Plan that is sponsored by Seller in which any Business Employees are participating or under which any current or former employees of the Business have accrued any benefits while employed by the Companies and the Subsidiaries and engaged in the Business to which they remain entitled or with respect to which Seller has any liability.
          “Seller’s DC Plan” has the meaning specified in Section 7.3(j)(i).
          “Seller Transition Services Agreement” has the meaning specified in Section 6.8(b).
          “Severance Pay Plan” has the meaning specified in Section 4.16(f).
          “Software” means computer software programs and related documentation and materials, whether in source code, object code or human readable form; provided, however, that Software does not include (a) software that is available generally through retail stores, distribution networks or is otherwise subject to “shrink-wrap” license or “click-through” agreements, including any software pre-installed in the ordinary course of business as a standard part of hardware, equipment or fixtures purchased by Seller, the Companies or any Subsidiary and used in the Business, or (b) any software that is used by Seller in connection with providing services under the Buyer Transition Services Agreement.
          “Software License Agreement” has the meaning specified in Section 6.8(e).
          “Straddle Period” means any taxable year or period beginning on or before and ending after the Cut-Off Date.
          “Subject Lease Agreement” has the meaning specified in Exhibit 2.6(b).
          “Subject Store” has the meaning specified in Section 2.6(b).
          “Subsidiaries” means McRae’s, Inc., a Mississippi corporation, Saks Distribution Centers, Inc., an Illinois corporation, McRIL, LLC, a Virginia limited liability company, Carson Pirie Holdings, Inc., a Delaware corporation, CP Holdings Virginia, LLC, a Virginia limited liability company, PMIN General Partnership, a Virginia general partnership, McRae’s Stores Services, Inc., an Illinois corporation and North Park Fixtures, Inc., a Delaware corporation.
          “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign taxes imposed by any Governmental Body, however denominated, including income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Body.
          “Tax Package” has the meaning specified in Section 7.2(b)(iii).

          “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          “Tax Sharing Agreement” means any written agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included any Company or any Subsidiary.
          “Third Party Brand Licensors” has the meaning specified in Section 6.13.
          “Trademark License Agreement” has the meaning specified in Section 6.8(d).
          “Trademarks” means (i) registered United States federal and state trademarks, service marks and trade names, (ii) pending applications to register the foregoing, (iii) industrial designs and any registrations and applications therefor in the United States, (iv) all internet uniform resource locators and domain names, and (v) all other rights in the United States in trade names, logos, slogans, designs, trade dress, common law trademarks and service marks in the United States.
          “Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, inventions (whether patentable or not), improvements, technical data or other proprietary information that provides a competitive advantage and all documentation relating to any of the foregoing.
          “Transferring Subsidiaries” means McRae’s, Inc., Saks Distribution Centers, Inc. and McRIL, LLC.
          “Transfer Taxes” has the meaning specified in Section 7.2(a)(vi).
          “Variable Amount” has the meaning specified in Exhibit 2.6(b)(i).
          “WC Arbitrator” has the meaning specified in Section 2.4(a)(iii).
          “WC Notice of Disagreement” has the meaning specified in Section 2.4(a)(ii).
          “Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA, applied without regard to the exceptions from coverage contained in Sections 4(b)(4) or 4(b)(5) thereof.
          “Working Capital” has the meaning specified in Section 2.4(a)(vi).
          “Year-End Balance Sheet” has the meaning specified in Section 4.5.
          “Year-End Financial Statements” has the meaning specified in Section 4.5.
          Section 1.2 Interpretation. In this Agreement (including the Seller Disclosure Schedule):
          (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;
          (b) “including” means “including without limitation”;

          (c) “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Tennessee;
          (d) the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement (including the Seller Disclosure Schedule and the Buyer Disclosure Schedule);
          (e) when calculating the period of time within which or following which any act is to be done or step taken, the date that is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day that is a business day;
          (f) all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds;
          (g) money shall be tendered by wire transfer of immediately available federal funds to the account designated in writing by the party that is to receive such money;
          (h) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not only to a particular Section in which such words appear; and
          (i) references herein to articles, sections, exhibits and schedules mean the articles and sections of, and the exhibits and schedules attached to, this Agreement.
ARTICLE II
PURCHASE AND SALE
          Section 2.1 Purchase and Sale of the Securities. On the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of all Encumbrances, and Buyer shall purchase and accept from Seller, all of the issued and outstanding equity interests of the Companies (the “Securities”).
          Section 2.2 Determination of Preliminary Working Capital. At least two business days prior to the Closing Date, Seller shall deliver to Buyer a certificate executed on behalf of Seller by the Chief Financial Officer of Seller, dated the date of its delivery, stating that there has been conducted under the supervision of such officer a review of all relevant information and data then available, including the scanned physical inventory contemplated by Section 2.4(a)(vii), and setting forth Seller’s good faith estimate of Final Working Capital (“Preliminary Working Capital”).
          Section 2.3 Purchase Price. The purchase price for the Securities shall be equal to $1,150,000,000 minus the Reference Net Unfunded Benefit Liabilities and, if applicable, the applicable Lease Agreement Amount (the “Purchase Price”), subject to adjustment in accordance with Section 2.4.

          Section 2.4 Adjustment of Purchase Price.
          (a) Purchase Price Adjustment — Working Capital
     (i) Within the later of 60 days after the Closing Date and 30 days after delivery to Buyer pursuant to Section 6.16(c) of the audited balance sheet of the Business as of January 28, 2006, Seller shall prepare and deliver to Buyer a statement (the “Cut-Off Date Working Capital Statement”) setting forth Working Capital as of the Effective Time and each of the line items reflected therein as set forth on the Reference Working Capital Statement (the determination of Working Capital, as it may be adjusted under this Section 2.4(a) in the event of a WC Notice of Disagreement, is referred to as “Final Working Capital”). Buyer shall reasonably assist Seller and its representatives in the preparation of the Cut-Off Date Working Capital Statement and shall provide Seller and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of Buyer, the Companies and the Transferring Subsidiaries for such purpose. Seller shall provide Buyer and its representatives reasonable access at all reasonable times to the personnel, properties, books and records (including work papers) of Seller and its Affiliates for purposes of reviewing the Cut-Off Date Working Capital Statement.
     (ii) The Cut-Off Date Working Capital Statement shall become final and binding upon the parties on the later of (1) the 30th day following receipt thereof by Buyer and (2) the 90th day after the Closing Date, unless Buyer gives written notice of its disagreement (“WC Notice of Disagreement”) to Seller before such date. A WC Notice of Disagreement must set forth Buyer’s determination of Final Working Capital and specify in reasonable detail the nature of any disagreement with Seller’s determination. The only disagreements that may be set forth in the WC Notice of Disagreement pursuant to this Section 2.4(a) are those that relate to (x) any claimed inconsistencies between the principles used in the preparation of the Cut-Off Date Working Capital Statement and the principles used in the preparation of the Reference Working Capital Statement; (y) any disputes regarding the Inventory Schedule pursuant to Section 2.4(a)(viii); or (z) errors in mathematical computation. Notwithstanding anything to the contrary in this Section 2.4(a), no disagreement set forth in the WC Notice of Disagreement may relate to the principles used in the preparation of the Cut-Off Date Working Capital Statement, so long as those principles are consistently applied with the Reference Working Capital Statement. If a valid WC Notice of Disagreement is received by Seller in a timely manner, then the Cut-Off Date Working Capital Statement and the Final Working Capital shall become final and binding upon the parties on the earlier of (i) the date the parties resolve in writing any differences they have with respect to all matters specified in the WC Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the WC Arbitrator.
     (iii) During the 30-day period following the delivery of a WC Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the WC Notice of Disagreement. If, at the end of such 30-day period, Seller and Buyer have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly submitted to an arbitrator (the “WC Arbitrator”) for review and resolution. The WC Arbitrator shall be Ernst & Young LLP, or if Ernst & Young LLP is not available, the WC

Arbitrator shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties in writing, provided that the WC Arbitrator will not be an accounting firm used by either Seller or Buyer or any of their respective Affiliates for audit or valuation purposes. The procedures for the arbitration shall be determined by the WC Arbitrator. The WC Arbitrator shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the WC Arbitrator. Any item not specifically referred to in the WC Notice of Disagreement shall be deemed final and binding on Buyer and Seller in the manner set forth in the Cut-Off Date Working Capital Statement. The WC Arbitrator shall determine Final Working Capital based solely on presentations made by Seller and Buyer (and not by independent review).
     (iv) The Non-Prevailing WC Party in any arbitration before the WC Arbitrator shall pay the fees and expenses of the WC Arbitrator. A party is the “Non-Prevailing WC Party” if the WC Arbitrator’s determination of Final Working Capital is closer to the other party’s determination of Final Working Capital, as submitted to the WC Arbitrator, than it is to that party’s determination of Final Working Capital, as submitted to the WC Arbitrator. In resolving any matter specified in the WC Notice of Disagreement, the WC Arbitrator shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.
     (v) For purposes of this Agreement, “Reference Working Capital” means $313,817,851, and “Adjustment Amount” means $4,600,000.
     (vi) The term “Working Capital” means (i) the sum of the asset accounts of the Business included in the Reference Working Capital Statement, less (ii) the sum of the liability accounts of the Business included in the Reference Working Capital Statement, less (iii) the Adjustment Amount. The computation of Working Capital will be done in a manner consistent with the methods used in the preparation of the Reference Working Capital Statement, and the governing principle will be that the adjustment contemplated by this Section 2.4(a) can be appropriately measured only when the Reference Working Capital and the Final Working Capital are computed on the same basis, using the same principles and methodologies consistently applied. The parties intend for the asset accounts and the liability accounts included in the Reference Working Capital Statement and the Cut-Off Date Working Capital Statement to be prepared in accordance with GAAP, applied on a consistent basis with the policies used by Seller in connection with the preparation of the Year-End Balance Sheet, it being understood and agreed that (v) only selected accounts are being included in the Reference Working Capital Statement and the Cut-Off Date Working Capital Statement, (w) the Reference Working Capital Statement is an average of the specified account balances during fiscal 2004, certain of which have been averaged on a monthly basis and certain of which have been averaged on a quarterly basis, and the Cut-Off Date Working Capital Statement shall be as of the Cut-Off Date (and not an average), (x) allocations relating to corporate overhead and shared services are not included in the Reference Working Capital Statement and shall not be included in the Cut-Off Date Working Capital Statement, (y) the Reference Working Capital Statement does not, and the Cut-Off Date Working Capital Statement shall not, include any property Tax accounts relating to property Taxes that are past due and payable and (z) the Reference Working Capital Statement does not, and the Cut-Off Date Working Capital Statement shall not, include any asset or liability that is retained following the Cut-Off Date by Seller and its Affiliates (other than the Companies and the Transferring Subsidiaries) pursuant to the terms of this Agreement. To the extent the Reference Working Capital Statement has not been prepared in accordance with the preceding sentence, the parties shall work together in good faith to make appropriate adjustments to such statement. If any such adjustment is made, the Final Working Capital will be computed on the same basis, using the same principles and methodologies consistently applied.
     (vii) Seller will perform a scanned physical inventory within thirty (30) calendar days prior to January 30, 2006 to determine the quantity of inventory of the Business located on the Real Estate (the “January Inventory”). Immediately upon completion of any such inventory tabulation, Seller shall furnish Buyer with a copy of the physical inventory data. Seller shall prepare a schedule that contains a roll forward of the physical inventory data to the Cut-Off Date, using Seller’s standard procedures for rolling forward physical inventory data (the “Inventory Schedule”), and promptly following the completion of such Inventory Schedule, Seller shall deliver to Buyer a copy of the Inventory Schedule.
     (viii) The procedures performed pursuant to Section 2.4(a)(vii) shall be taken in accordance with Seller’s typical inventory procedures. The cost of taking any such inventory shall be borne by Seller. At its sole expense, each party may have a reasonable number of representatives present to observe the taking of the January Inventory and may verify the January Inventory tabulation as conducted. In the event that there is any dispute regarding an Inventory Schedule prepared pursuant to Section 2.4(a)(vii), such dispute shall be resolved in connection with the determination of Final Working Capital, as set forth in Sections 2.4(a)(ii) — (a)(iv). Subject to the resolution of any such dispute, the Inventory Schedule as of the Cut-Off Date shall be used for determination of the applicable line items of the Cut-Off Date Working Capital Statement.
     (b) Purchase Price Adjustment — Net Unfunded Benefit Liabilities.
     (i) Within the later of 60 days after the Closing Date and 30 days after delivery to Buyer pursuant to Section 6.16(c) of the audited balance sheet of the Business as of January 28, 2006, Seller shall prepare and deliver to Buyer a statement (the “Cut-Off Date NUBL Statement”) setting forth the Net Unfunded Benefit Liabilities and other information, in each case substantially in the format used in the Reference Net Unfunded Benefit Liabilities Statement, as of the Cut-Off Date (the determination of Net Unfunded Benefit Liabilities, as it may be adjusted under this Section 2.4(b) in the event of a NUBL Notice of Disagreement, is referred to as “Final Net Unfunded Benefit Liabilities”). Buyer shall reasonably assist Seller and its representatives in the preparation of the Cut-Off Date NUBL Statement and shall provide Seller and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of Buyer, the Companies and the Subsidiaries for such purpose. Seller shall provide Buyer and its representatives reasonable access at all reasonable times to the personnel, properties, books and records (including work papers) of Seller and its Affiliates for purposes of reviewing the Cut-Off Date NUBL Statement.

     (ii) The Cut-Off Date NUBL Statement shall become final and binding upon the parties on the later of (1) the 30th day following receipt thereof by Buyer and (2) the 90th day after the Closing Date, unless Buyer gives written notice of its disagreement (“NUBL Notice of Disagreement”) to Seller before such date. A NUBL Notice of Disagreement must set forth Buyer’s determination of Final Net Unfunded Benefit Liabilities and specify in reasonable detail the nature of any disagreement with Seller’s determination. The only disagreements that may be set forth in the NUBL Notice of Disagreement pursuant to this Section 2.4(b) are those that relate to (x) any claimed inconsistencies between the principles used in the preparation of the Cut-Off Date NUBL Statement and the Agreed NUBL Principles or (y) errors in mathematical computation. Notwithstanding anything to the contrary in this Section 2.4(b), no disagreement set forth in the NUBL Notice of Disagreement may relate to the Agreed NUBL Principles. If a valid NUBL Notice of Disagreement is received by Seller in a timely manner, then the Cut-Off Date NUBL Statement and the Final Net Unfunded Benefit Liabilities shall become final and binding upon the parties on the earlier of (i) the date the parties resolve in writing any differences they have with respect to all matters specified in the NUBL Notice of Disagreement and (ii) the date any disputed matters are finally resolved in writing by the NUBL Arbitrator.
     (iii) During the 30-day period following the delivery of a NUBL Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the NUBL Notice of Disagreement. If, at the end of such 30-day period, Seller and Buyer have not reached agreement on all such matters, then the matters that remain in dispute shall be promptly submitted to an arbitrator (the “NUBL Arbitrator”) for review and resolution. The NUBL Arbitrator shall be a nationally recognized actuarial firm as shall be agreed upon by the parties in writing, provided that the NUBL Arbitrator will not be an actuarial firm used by either Seller or Buyer or any of their respective Affiliates. The procedures for the arbitration shall be determined by the NUBL Arbitrator. The NUBL Arbitrator shall render a decision resolving the matters in dispute within 30 days following completion of the submissions to the NUBL Arbitrator. Any item not specifically referred to in the NUBL Notice of Disagreement shall be deemed final and binding on Buyer and Seller in the manner set forth in the Cut-Off Date NUBL Statement. The NUBL Arbitrator shall determine Final Net Unfunded Benefit Liabilities based solely on presentations made by Seller and Buyer (and not by independent review).
     (iv) The Non-Prevailing NUBL Party in any arbitration before the NUBL Arbitrator shall pay the fees and expenses of the NUBL Arbitrator. A party is the “Non-Prevailing NUBL Party” if the NUBL Arbitrator’s determination of Final Net Unfunded Benefit Liabilities is closer to the other party’s determination of Final Net Unfunded Benefit Liabilities, as submitted to the NUBL Arbitrator, than it is to that party’s determination of Final Net Unfunded Benefit Liabilities, as submitted to the NUBL Arbitrator. In resolving any matter specified in the NUBL Notice of Disagreement, the NUBL Arbitrator shall not assign a value to any item greater than the greatest amount for such item claimed by either party or less than the smallest amount for such item claimed by either party.

     (v) The term “Net Unfunded Benefit Liabilities” means, as of the Effective Time, the aggregate amount of the net unfunded benefit liabilities relating to the plans, agreements and arrangements set forth on the Reference Net Unfunded Benefits Liabilities Statement calculated using the same items as the Reference Net Unfunded Benefit Liabilities Statement and in accordance with the Agreed NUBL Principles. Without limiting the generality of the foregoing, the computation of Net Unfunded Benefit Liabilities will be done in a manner consistent with methods used in the preparation of the Reference Net Unfunded Benefit Liabilities, and the governing principle will be that the adjustment contemplated by this Section 2.4(b) can be appropriately measured only when the Reference Net Unfunded Benefit Liabilities and the Final Net Unfunded Benefit Liabilities are computed on the same basis, using the Agreed NUBL Principles.
     (c) Purchase Price Adjustment — Settlement.
     (i) If Final Working Capital exceeds Reference Working Capital, the Purchase Price (but not the Preliminary Purchase Price) shall be increased by the amount by which Final Working Capital exceeds Reference Working Capital. If Reference Working Capital exceeds Final Working Capital, the Purchase Price (but not the Preliminary Purchase Price) shall be reduced by the amount by which Reference Working Capital exceeds Final Working Capital.
     (ii) If Final Net Unfunded Benefit Liabilities exceeds Reference Net Unfunded Benefit Liabilities, the Purchase Price (but not the Preliminary Purchase Price) shall be reduced by the amount by which Final Net Unfunded Benefit Liabilities exceeds Reference Net Unfunded Benefit Liabilities. If Reference Net Unfunded Benefit Liabilities exceeds Final Net Unfunded Benefit Liabilities, the Purchase Price (but not the Preliminary Purchase Price) shall be increased by the amount by which Reference Net Unfunded Benefit Liabilities exceeds Final Net Unfunded Benefit Liabilities.
     (iii) The Purchase Price, as increased or decreased by the adjustments provided for in paragraphs (i) and (ii) of this Section 2.4(c), is referred to as the “Final Purchase Price.”
     (iv) If the Preliminary Purchase Price is less than the Final Purchase Price, Buyer shall, and if the Preliminary Purchase Price is more than the Final Purchase Price, Seller shall, within five business days after both the Cut-Off Date Working Capital Statement and Cut-Off Date NUBL Statement have become final and binding on the parties, make payment to the other party of the amount of such difference, together with interest thereon at the Agreed Rate, calculated on the basis of the number of days elapsed from the Closing Date through but excluding the payment date. Notwithstanding the foregoing, if one but not both of the Cut-Off Date Working Capital Statement or the Cut-Off Date NUBL Statement has become final and binding on the parties, either party may elect to cause settlement of an adjustment to the Purchase Price in an amount consistent with the first sentence of this paragraph (iv) and pursuant to Section 2.4(c)(i) or 2.4(c)(ii), as applicable, within five business days after the Cut-Off Date Working Capital Statement or the Cut-Off Date NUBL Statement, as the case may be, has become final and binding on the parties. Except in respect of an adjustment made pursuant to the immediately preceding sentence, this Section 2.4 shall remain applicable, and the parties shall each comply, as to the determination of the Final Working Capital or the Final Net Unfunded Benefit Liabilities, as the case may be, including any resulting adjustment to the Purchase Price pursuant to Section 2.4(c)(i) or 2.4(c)(ii), as applicable.
          Section 2.5 Leased Department Agreements and Certain Other Agreements. (a) Exhibit C sets forth each leased department agreement relating both to the Business and to other businesses of Seller and its Affiliates. The parties agree to use commercially reasonable efforts to either amend the existing agreements and/or enter into new leased department agreements with the parties identified in Exhibit C such that each party’s rights and obligations relate exclusively to its own stores; provided, however, that neither Buyer and its Affiliates nor Seller and its Affiliates shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to effect the foregoing. If such new leased department agreements are not in effect as of the Effective Time, the parties agree that, to the maximum extent permitted by Requirements of Law or any such applicable leased department agreement, to the extent related to the Business, Buyer shall be solely responsible for the obligations and liabilities of the Business arising under such agreement (but not such agreement itself), and Buyer shall receive the claims, rights and benefits of Seller and its Affiliates arising under such agreement or resulting therefrom (but not such agreement itself). Each party agrees to use commercially reasonable efforts to effect the foregoing.
          (a) Exhibit D sets forth certain agreements relating both to the Business and to other businesses of Seller and its Affiliates. The parties agree to use commercially reasonable efforts to obtain the necessary approvals, consents and waivers to assign to Buyer that portion of such agreements (and any applicable schedules thereto) that relate exclusively to the stores of the Business; provided, however, that neither Buyer and its Affiliates nor Seller and its Affiliates shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain any approval, consent or waiver. If, prior to the Closing, all necessary approvals, consents and waivers are not obtained with respect to any such agreement, then (to the maximum extent permitted by Requirements of Law or any such applicable agreement) to the extent related to the Business, Buyer shall be solely responsible for the obligations and liabilities of the Business arising under such agreement (but not such agreement itself), and Buyer shall receive the claims, rights and benefits of Seller and its Affiliates arising under such agreement or resulting therefrom (but not such agreement itself). Each party agrees to use commercially reasonable efforts to effect the foregoing.
          Section 2.6 Assignment of Certain Contracts. (a) At the Closing, Seller agrees to, and to cause Seller’s Affiliates to, assign, sell, transfer, convey and deliver to Buyer, and Buyer agrees to acquire from Seller and its Affiliates, all of Seller’s and its Affiliates’ right, title and interest as of the Effective Time in all Contracts which, although neither the Companies nor any of the Transferring Subsidiaries is the contracting party thereto, is in each case solely related to the Business (other than with respect to purchase orders, which shall be transferred to Buyer to the extent they relate to the Business), together with those Contracts set forth on Exhibit 2.6(a) hereto (collectively, the “Assigned Contracts”). At the Closing, Buyer shall assume, and hereby agrees to pay, perform and observe fully and timely, effective as of the Effective Time, all liabilities and obligations relating to or arising out of the Assigned Contracts (collectively, the liabilities and obligations so assumed being referred to as the “Assumed Contract Liabilities”). Notwithstanding the foregoing, in no event will the Assumed Contract Liabilities include any liabilities or obligations in respect of indebtedness for borrowed money incurred prior to the Closing Date (which shall not be deemed to include capital leases) or any equity or equity-based awards relating to equity securities of Seller.
          (b) Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain the necessary landlord consent to assign to one of the Companies or the Transferring Subsidiaries the Subject Lease Agreement and Buyer shall cooperate with the reasonable requests of Seller in obtaining such consent; provided, however, that (i) neither Seller and its Affiliates nor Buyer and its Affiliates shall be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party to obtain such landlord consent, (ii) neither Seller nor any of its Affiliates shall be required to make any proposal or request to assign the Subject Lease Agreement and (iii) no proposal or request to assign the Subject Lease Agreement shall be made by Buyer or any of its Affiliates without the prior written consent of Seller. If, prior to the Closing, the necessary landlord consent with respect to the Subject Lease Agreement has not been obtained (in a form (other than in respect of the amount of rent) reasonably acceptable to Buyer) or a court or other Governmental Body having jurisdiction over Seller shall have issued any order, decree or ruling that is then in effect and has the effect of restraining or prohibiting the assignment of the Subject Lease Agreement, then (v) all assets and liabilities of Seller, the Companies or the Transferring Subsidiaries solely related to the store (the “Subject Store”) leased by Seller pursuant to the Subject Lease Agreement shall be excluded from the transactions contemplated by this Agreement, and the Subject Store shall be deemed for all purposes of this Agreement not to be included in the Business, (w) all customer lists and credit card customers who had more purchases at the Subject Store in the most recent month ended prior to the date hereof (determined by percentage of the total amount charged on the proprietary credit card bearing the Subject Store’s trade name) than at any other location bearing the same trade name) shall be excluded from the transactions contemplated by this Agreement, (x) all employees located at the Subject Store shall not be deemed to be Business Employees, (y) all assets and liabilities solely related to the Subject Store shall be excluded from the calculations of Reference Working Capital and Final Working Capital and (z) the Purchase Price shall be reduced by the Fixed Amount. If the landlord’s consent is obtained (in a form (other than in respect of the amount of rent) reasonably acceptable to Buyer) and no court or other Governmental Body shall have issued an order, decree or ruling that is then in effect and has the effect of restraining or prohibiting the assignment of the Subject Lease Agreement, then the Subject Lease Agreement shall be assigned to one of the Companies or the Transferring Subsidiaries prior to Closing. In such case, and if there is an increase in the rent to be paid to such landlord under the Subject Lease Agreement, then the Purchase Price shall be reduced by the Variable Amount. Certain obligations of the parties contained in Exhibit 2.6(b)(ii) with respect to the Subject Store are hereby incorporated by reference herein.
ARTICLE III
CLOSING
          Section 3.1 Closing Date. The Closing shall be held at the offices of Sidley Austin Brown & Wood LLP, 10 South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time on the first business day immediately following the end of one of Seller’s fiscal weeks and following the date on which all conditions to Closing set forth in Articles VIII and IX shall have been satisfied or waived (other than those conditions that are intended to be satisfied at Closing), or at such other place, time and day as shall be agreed upon by Buyer and Seller; provided, however, that notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that the Closing shall not occur before January 30, 2006. The date on which the Closing is actually held is referred to herein as the “Closing Date,” although the transfer of the Securities shall be effective (other than for Tax purposes) as of 12:01 a.m., Chicago time (the “Effective Time”) on the Sunday immediately preceding the Closing Date (the Saturday immediately preceding the Closing Date being the “Cut-Off Date”).
          Section 3.2 Payment on the Closing Date. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Buyer shall pay Seller an amount equal to the Preliminary Purchase Price by wire transfer of immediately available funds to the bank account or accounts specified by Seller.
          Section 3.3 Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Buyer shall deliver to Seller all of the following:
          (a) Certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) no amendments to the articles of incorporation of Buyer since a specified date; (ii) the bylaws of Buyer; (iii) the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Buyer executing this Agreement and any Buyer Ancillary Agreement;
          (b) The certificate contemplated by Section 9.5, duly executed by a duly authorized officer of Buyer;
          (c) The Private Brands Agreement, Trademark License Agreement, Software License Agreement, the Buyer Transition Services Agreement and the Seller Transition Services Agreement, in each case duly executed on behalf of Buyer;
          (d) Any real estate transfer Tax declarations required to be executed or filed;
          (e) Internal Revenue Service Form 8023, with Section A thereof completed and duly executed by a duly authorized officer of Buyer; and
          (f) The letter of credit required by Section 3(e) of the Private Brands Agreement.
          Section 3.4 Seller’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Articles VIII and IX, at the Closing Seller shall deliver to Buyer all of the following:
          (a) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the amended and restated charter of Seller since a specified date; (ii) the amended and restated bylaws of Seller; (iii) the resolutions of the Board of Directors of Seller authorizing the execution and performance of this Agreement, any Seller Ancillary Agreement to which Seller is a party and the transactions contemplated hereby and thereby; and (iv) incumbency and signatures of the officers of Seller executing this Agreement and any Seller Ancillary Agreement to which Seller is a party;
          (b) Certificate of the secretary or an assistant secretary of each Company and McRae’s, Inc., Saks Distribution Centers, Inc. and McRIL, LLC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the certificate of incorporation or similar organizational document of such entity and (ii) the by-laws or similar organizational document of such entity;
          (c) The certificate(s), if any, representing all of the Securities, duly endorsed to Buyer or accompanied by duly executed stock powers or similar instruments of assignment with regard to uncertificated Securities;
          (d) The certificate contemplated by Section 8.5, duly executed by a duly authorized officer of Seller;
          (e) The Private Brands Agreement, Trademark License Agreement, Software License Agreement, the Buyer Transition Services Agreement, the CLL Licensed Department Agreements (if not previously executed) and the Seller Transition Services Agreement, in each case, duly executed on behalf of Seller and, where applicable, the Companies;
          (f) The written resignations of the directors or managers, as applicable, of the Companies and the Transferring Subsidiaries;
          (g) Any real estate transfer Tax declarations required to be executed or filed; and
          (h) Internal Revenue Service Form 8023, with Sections B and C thereof completed and duly executed by a duly authorized officer of Seller.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
          As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows (it being understood that Seller makes no representation or warranty regarding matters that do not arise out of or relate to the Business, other than with respect to those matters relating to Seller’s organization, power and authority set forth in Sections 4.1 and 4.4 and other than with respect to tax matters to the extent set forth in Section 4.7).
          Section 4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.
          Section 4.2 Organization; Power and Authority; Capital Structure of the Companies. (a) Each of the Companies and the Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Companies and the Subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualifications necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Companies and the Subsidiaries has the corporate or other organizational power and authority to own or lease and operate its assets and to carry on the Business in the manner that it was conducted immediately prior to the date of this Agreement.
          (b) The authorized capital stock of Parisian, Inc. consists of 100 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. Seller is the sole member of Herberger’s Department Stores, LLC. Seller owns all the outstanding equity interests of Herberger’s Department Stores, LLC and Parisian, Inc., free and clear of all Encumbrances. All such capital stock (or, in the case of Herberger’s Department Stores, LLC, membership interests) is duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. Except for this Agreement, there are no commitments to issue or sell any shares of capital stock or membership interests, as the case may be, or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from Seller or the Companies, any shares of capital stock or membership interests, as the case may be, of the Companies, and no such securities, commitments or obligations are outstanding.
          Section 4.3 Subsidiaries and Investments. Except for ownership of capital stock of the Subsidiaries or as set forth on Schedule 4.3 of the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), the Companies do not, directly or indirectly, own, of record or beneficially, any outstanding equity interests in any corporation, partnership, limited liability company joint venture or other entity. Parisian, Inc. owns, directly or indirectly, all the outstanding capital stock or membership interests, as applicable, of each Subsidiary, free and clear of all Encumbrances. All such capital stock and other equity interests are duly authorized, validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights. Other than pursuant to the Plan of Reorganization, none of the Subsidiaries has any commitment to issue or sell any shares of its capital stock or other equity interests or securities or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from such Subsidiary, any shares of its capital stock or other equity interests or securities, and no such equity interests or securities or obligations are outstanding.
          Section 4.4 Authority of Seller; Conflicts. (a) On or prior to the date of this Agreement, the Board of Directors of Seller has approved the transactions contemplated in this Agreement. Seller has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and each of the Seller Ancillary Agreements has been duly authorized by Seller. No vote of the shareholders of Seller is required to approve this Agreement or to consummate the transactions contemplated hereby under any Requirements of Law. This Agreement has been duly executed and delivered by Seller and (assuming the valid authorization, execution and delivery of this Agreement by Buyer and the validity and binding effect of this Agreement on Buyer) constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and each of the Seller Ancillary Agreements, upon execution and delivery by Seller will be (assuming the valid authorization, execution and delivery by Buyer, where Buyer is a party, and any other party or parties thereto) a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Seller Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights generally and to general equity principles.
          (b) Except as set forth in Schedule 4.4 of the Seller Disclosure Schedule, the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller, the consummation of any of the transactions contemplated hereby or thereby by Seller or compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller will not:
     (i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 4.4(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Securities or any of the assets of the Companies or the Subsidiaries with respect to the Business, under (1) the charter, bylaws or similar organizational documents of Seller, the Companies or any Subsidiary, (2) any Business Agreement, (3) any Court Order to which Seller, the Companies or any Subsidiary (with respect to the Business) is a party or by which Seller, the Companies or any Subsidiary (with respect to the Business) is bound or (4) any Requirements of Law affecting Seller, the Companies or any Subsidiary (with respect to the Business), other than, in the case of clauses (2) and (4) above, any such breaches, defaults, rights, loss of rights or Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, or
     (ii) require the approval, consent, authorization or act of, or the making by Seller, the Companies or any Subsidiary of any declaration, filing or registration with, any Governmental Body, except (1) in connection, or in compliance, with the provisions of the HSR Act, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (3) applicable requirements, if any, of the New York Stock Exchange, (4) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (5) such filings as may be required in connection with the Taxes described in Section 7.2(a)(vi), and (6) such other approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.
No representation or warranty is made in this Section 4.4 as to whether any new governmental approvals, consents, licenses, permits, orders, authorizations, declarations, filings or registrations will be required as a result of the sale of the Securities to Buyer in order for Buyer to continue to conduct the Business following the Cut-Off Date in the manner in which the Business was conducted on or before the Cut-Off Date.

          Section 4.5 Financial Statements. Schedule 4.5 of the Seller Disclosure Schedule contains (i) the audited balance sheet of the Business as of January 29, 2005 (the “Year-End Balance Sheet”) and the related audited statement of income, changes in intercompany investment and cash flows of the Business for the fiscal year then ended (collectively, the “Year-End Financial Statements”), (ii) the audited balance sheets of the Business as of January 31, 2004 and the related audited statements of income, changes in intercompany investment and cash flows of the Business for the fiscal years ended January 31, 2004 and February 1, 2003 (the “Prior Year-End Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”) and (iii) the unqualified report of PricewaterhouseCoopers LLP (“PWC”) on the Year-End Financial Statements and the Prior Year-End Financial Statements. Except as expressly disclosed therein, the Financial Statements fairly present, in all material respects, the assets, liabilities and financial condition of the Business at their respective dates and the results of operations and cash flows of the Business for the respective periods covered thereby, and have been prepared in accordance with GAAP on a basis consistent with the principles historically applied by Seller. Except as expressly provided in this Agreement, no representation or warranty is made by Seller as to any financial information of the Companies, the Subsidiaries or the Business provided to Buyer or any of its representatives, including any financial information provided to Buyer in its due diligence investigation of the Business or set forth in the Confidential Information Memorandum regarding the Business provided to Buyer by Goldman, Sachs & Co and/or Citigroup Global Markets Inc. (the “CIM”). Without limiting the generality of the foregoing, no representation or warranty is made as to the accuracy, fairness or reasonableness of any projections provided to Buyer or the assumptions used in preparing the same, or as to the likelihood that such projections will be achieved.
          Section 4.6 Operations Since Financial Statements Date. Since the Financial Statements Date, there has been no Material Adverse Effect. Except as set forth in Schedule 4.6 of the Seller Disclosure Schedule, since the Financial Statements Date through the date of this Agreement, the Companies and the Subsidiaries have conducted the Business in the ordinary course substantially consistent with past practice. Without limiting the generality of the preceding sentence, except as set forth on Schedule 4.6 of the Seller Disclosure Schedule, since the Financial Statement Date through the date of this Agreement, the Companies and the Subsidiaries (with respect to the Business) have not:
          (a) made any material change in the Business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;
          (b) purchased or otherwise acquired any assets or made any Capital Expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (i) purchases of inventory in the ordinary course of business consistent with past practice, (ii) Capital Expenditures in the ordinary course of business consistent with past practice or as contemplated by the fiscal 2005 capital budget made available to Buyer and (iii) Capital Expenditures required under any Real Estate Agreement or Lease Agreement for capital improvements that are not controlled exclusively by Seller, the Companies or the Subsidiaries);
          (c) transferred any material assets (other than cash) to Seller or any of its Affiliates (other than the Companies or any Subsidiary);

          (d) redeemed or otherwise acquired any of its membership interests or shares of its capital stock or issued any capital stock or membership interests or any option, warrant or right relating thereto;
          (e) (i) granted to any Key Employee any increase in compensation or other material benefits (other than with respect to any amounts set forth in Schedule 4.18(e) under retention agreements that do not involve payments by Buyer, the Companies or the Transferring Subsidiaries to any such Key Employee after the Closing) or granted to any Business Employee any material increase in compensation or other benefit (other than with respect to any amounts set forth in Schedule 4.18(e) under retention agreements that do not involve payments by Buyer, the Companies or the Transferring Subsidiaries to any such Key Employee after the Closing) except as required under existing agreements or in the ordinary course of business consistent with past practice or (ii) designated any Business Employee as a participant in the Severance Pay Plan pursuant to Section 2.A(ii) of the Severance Pay Plan;
          (f) acquired by merging or consolidating with, or by purchasing a substantial portion of the stock, other equity securities or assets of, any business or any corporation, partnership, limited liability company association or other business organization or division thereof;
          (g) made any material change in the accounting methods or policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;
          (h) sold or otherwise disposed of any assets that are material, either individually or in the aggregate, to the Business (other than sales of inventory in the ordinary course of business consistent with past practice);
          (i) materially adversely modified or amended any Business Agreement;
          (j) amended their articles of incorporation, by-laws or similar organizational documents;
          (k) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of business) or granted any Encumbrance with respect to the assets of the Business, in each case other than Permitted Encumbrances, Permitted Real Property Exceptions and Encumbrances imposed by the Credit Agreement; or
          (l) other than this Agreement and the Plan of Reorganization, agreed to do any of the foregoing.
          Section 4.7 Taxes. Except as set forth on Schedule 4.7 of the Seller Disclosure Schedule, (i) the Companies and each Subsidiary have filed all material Tax Returns required to have been filed on or before the date hereof and all such Tax Returns are true, complete and accurate in all material respects; (ii) the Seller Group has filed all material consolidated federal, and material consolidated combined or unitary state, Income Tax Returns required to have been filed by it on or before the date hereof for periods during which any Company or any Subsidiary was a member of the Seller Group and all such Tax Returns are true, complete and accurate in all material respects; (iii) all Taxes shown to be due on the Tax Returns referred to in clauses (i) and (ii), and all Taxes due prior to the date hereof with respect to which no Tax Return is required, have been timely paid; (iv) neither Seller nor any of its Affiliates, including the Companies and each Subsidiary, has waived in writing any statute of limitations in respect of Taxes of the Companies or such Subsidiary which waiver is currently in effect; (v) the Tax Returns referred to in clauses (i) and (ii) relating to federal and state Income Taxes have been examined by the Internal Revenue Service or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clauses (i) and (ii) are currently pending; (vii) all material deficiencies asserted in writing or material assessments made in writing as a result of any examination of the Tax Returns referred to in clauses (i) and (ii) by any taxing authority have been paid in full; (viii) neither any of the Companies nor any of the Subsidiaries has been required to make any disclosure to the IRS with respect to a “listed transaction” within the meaning of § 1.6011-4(b)(2) of the Treasury Regulations; (ix) within the past three years, neither any of the Companies nor any of the Subsidiaries has participated in any Tax-related amnesty program established under federal, state, local or foreign Tax law; (x) no Company or Subsidiary has any liability for Taxes of any Person under § 1.1502-6 of the Treasury Regulations or any similar provision of state, local or foreign law (other than Seller and the Seller Group members); (xi) there is no contract, agreement, plan or arrangement to which any Company or any Subsidiary is a party as of the date of this Agreement covering any employee or former employee of any Company or any Subsidiary that, individually or in the aggregate, would reasonably be expected to give rise to the payment of any amount as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 162(m) of the Code; (xii) no Company or Subsidiary that is a limited liability company has elected to be taxed as other than a “partnership” or a “disregarded entity” for federal income tax purposes; and (xiii) as a direct or indirect result of the transactions contemplated by this Agreement or effected by the Plan of Reorganization, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 4.7 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 7.2 (relating to Tax matters).
          Section 4.8 Governmental Permits. Except as set forth in Schedule 4.8 of the Seller Disclosure Schedule, the Companies and the Subsidiaries own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (collectively, “Governmental Permits”), except for such Governmental Permits as to which the failure to so own, hold or possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Companies and the Subsidiaries (with respect to the Business) has complied with all terms and conditions of the Governmental Permits, other than those instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All material Governmental Permits owned, held or possessed by the Companies and the Subsidiaries with respect to the Business are set forth in Schedule 4.8 of the Seller Disclosure

Schedule. In addition, except as disclosed on Schedule 4.8 of the Seller Disclosure Schedule, no material Governmental Permits set forth in Schedule 4.8 of the Seller Disclosure Schedule will expire or terminate as a result of the consummation of the transactions contemplated by this Agreement.
          Section 4.9 Real Property. (a) Schedules 4.9(a)(i) and 4.9(a)(ii) of the Seller Disclosure Schedule set forth a complete and accurate list by property or project name, city and state of all Leased Real Estate and Owned Real Estate, respectively. Each of the entities identified in Schedule 4.9(a)(ii) of the Seller Disclosure Schedule owns fee simple title to such Owned Real Estate, subject only to Permitted Real Property Exceptions. None of Seller or its Affiliates (including the Companies and the Transferring Subsidiaries) has granted any Encumbrance in respect of its leasehold interest in the Leased Real Estate, except for any Permitted Real Property Exceptions.
          (b) Except as set forth in Schedule 4.9(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, (i) within the immediately preceding 12 month period, there have not been actual, threatened (in writing) or imminent changes in the zoning of any of the Real Estate or any part thereof materially and adversely affecting the current use, occupancy or value thereof, (ii) there is no pending or threatened (in writing) condemnation, expropriation, requisition (temporary or permanent) or similar proceeding with respect to any Real Estate or any part thereof, which would materially detract from the value of the Real Estate or materially impair the existing use thereof and (iii) neither Seller nor any Company or Subsidiary has received any written notice from any Governmental Body asserting that any Real Estate is not in compliance in all material respects with all Requirements of Law and any covenants, restrictions or other agreements with or in favor of any Governmental Body or other Person limiting in any material respect the use of any of the Real Estate for the purposes permitted by any Requirements of Law governing the applicable zoning district. The transfers from the applicable Companies and Transferring Subsidiaries of (i) the two outparcels located at the Yorktown Shopping Center in Lombard, Illinois and (ii) the two outparcels located at Southridge Mall in Greendale, Wisconsin, in each case as contemplated by the Plan of Reorganization, will not cause any Real Estate to fail to be in compliance with all Requirements of Law and any covenants, restrictions or other agreements with or in favor of any Governmental Body or other Person limiting in any material respect the use of any of the Real Estate for the purposes permitted by any Requirements of Law governing the applicable zoning district. To the Knowledge of Seller, Seller has delivered to or otherwise made available for inspection by Buyer true, complete and correct copies of environmental reports in possession of Seller and its Affiliates pertaining to the Owned Real Estate.
          (c) Except as set forth in Schedule 4.9(c) of the Seller Disclosure Schedule, each tenant lease and other agreement for the use and occupancy by Seller, the Companies or any Subsidiary of the Leased Real Estate (collectively, the “Lease Agreements”) and Real Estate Agreements pertaining to any Real Estate is in full force and effect. Neither Seller nor any of the Companies or any of the Subsidiaries is in, or to the Knowledge of Seller, is alleged to be in, material breach or default under any material Lease Agreement or material Real Estate Agreement pertaining to any Real Estate, and there is no event that, but for the passage of time or the giving of notice or both would constitute or result in any such material breach or default. Except as provided in the Lease Agreements (and all guaranties relating thereto) and Real Estate Agreements, the consummation of the transactions contemplated by this Agreement will not result in any loss or impairment of any of the Companies’ or the Transferring Subsidiaries’ rights under any of the Lease Agreements pertaining to any Real Estate. Seller has made available to Buyer true, complete and correct copies in all material respects of any and all: (i) Lease Agreements (and all guaranties relating thereto) and (ii) Real Estate Agreements.
          Section 4.10 Personal Property Leases. Schedule 4.10 of the Seller Disclosure Schedule contains as of the date of this Agreement a list of each material lease or other agreement or right under which either the Companies or any of the Subsidiaries, with respect to the Business, is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which are terminable by the Companies or the Subsidiaries without penalty on 90 days’ or less notice or which provide for annual rental payments of less than $400,000.
          Section 4.11 Intellectual Property. (a) Schedule 4.11(a) of the Seller Disclosure Schedule contains a list, including the owner, user or licensee, of all (i) registered Copyrights (excluding for these purposes any Copyrights with respect to Software), (ii) Patent Rights and (iii) Trademark registrations and pending applications to register Trademarks, in each case which are either owned, used exclusively in the Business or licensed by the Companies or the Subsidiaries and which are material to the conduct of the Business as currently conducted (on Schedule 4.11(a) of the Seller Disclosure Schedule all such owned Trademarks are listed under the heading “Copyrights, Patent Rights and Trademarks” or “List of Private Brand Marks” and all such licensed Trademarks are listed under the heading “Licensed Marks”).
          (b) Schedule 4.11(b) of the Seller Disclosure Schedule sets forth all Software owned, licensed to or used by Seller, the Companies or the Subsidiaries and which is material to the conduct of the Business as currently conducted. There have not been any claims, allegations or demands of any kind against Seller, the Companies or the Subsidiaries concerning any of the owned or licensed Software set forth in Schedule 4.11(b) of the Seller Disclosure Schedule and, to the Knowledge of Seller, such owned and licensed Software does not infringe upon or violate any rights of any other Person. Seller has the right to grant the license contemplated by the Software License Agreement.
          (c) Except as disclosed in Schedule 4.11(c) of the Seller Disclosure Schedule, to the Knowledge of Seller, the Companies or the Subsidiaries either: (i) own the entire right, title and interest in and to the Copyrights, Patent Rights and Trademarks listed in Schedule 4.11(a) of the Seller Disclosure Schedule, free and clear of any Encumbrance (other than Permitted Encumbrances); or (ii) have a valid contractual right or license to use the same in the conduct of the Business as currently conducted.
          (d) Except as disclosed in Schedule 4.11(d) of the Seller Disclosure Schedule, to the Knowledge of Seller: (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 4.11(a) as being owned by the Companies or the Subsidiaries are in force, and all registration and renewal fees have been paid, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks owned by the Companies or the Subsidiaries are pending and in good standing, all without challenge of any kind; and (ii) the Companies and the Subsidiaries have the right to bring actions for infringement or unauthorized use of such Copyrights, Patent Rights, Trademarks and Software owned by the Companies or the Subsidiaries.

          (e) Except as disclosed in Schedule 4.11(e) of the Seller Disclosure Schedule, to the Knowledge of Seller, since January 1, 2002 and prior thereto with respect to any matter that has not been resolved, (i) no infringement by the Companies and the Subsidiaries of, or violation of any agreements with respect to, any Intellectual Property of any other Person has occurred or resulted in any way from the conduct of the Business and (ii) no written notice of a claim or written allegation of any infringement of, or violation of any agreements with respect to, any Intellectual Property of any other Person has been made or asserted to Seller or any of its Affiliates, including the Companies and the Subsidiaries, in respect of the conduct of the Business as currently conducted.
          (f) Except as disclosed in Schedule 4.11(f) of the Seller Disclosure Schedule, no material proceedings are pending or, to the Knowledge of Seller, threatened against the Companies or the Subsidiaries which challenge the validity or ownership of any Copyright, Patent Rights or Trademarks owned by the Companies or the Subsidiaries.
          (g) Except as disclosed in Schedule 4.11(g) of the Seller Disclosure Schedule or except in connection with the operation of any leased department, none of the Companies or the Subsidiaries has licensed any Copyrights, Patent Rights or Trademarks identified on Schedule 4.11(a) of the Seller Disclosure Schedule to any Person (other than their respective Affiliates).
          (h) The consummation of the transactions contemplated by this Agreement will not result in any material loss or impairment of any of the Companies’ or the Subsidiaries’ rights to use any Copyrights, Patent Rights or Trademarks identified on Schedule 4.11(a) of the Seller Disclosure Schedule as being owned by the Companies or the Subsidiaries or Software identified on Schedule 4.11(b) of the Seller Disclosure Schedule as being owned or licensed by Seller, the Companies or the Subsidiaries.
          (i) None of the Companies or the Subsidiaries has entered into or is otherwise bound by any consent, forbearance or any settlement agreement that limits the Companies’ or the Subsidiaries’ rights to use any Copyrights, Patent Rights or Trademarks identified on Schedule 4.11(a) of the Seller Disclosure Schedule or Software identified on Schedule 4.11(b) of the Seller Disclosure Schedule.
          (j) Except as disclosed in Schedule 4.11(j) of the Seller Disclosure Schedule, to the Knowledge of Seller, no Person is infringing or misappropriating any of the Copyrights, Patent Rights or Trademarks identified on Schedule 4.11(a) of the Seller Disclosure Schedule as being owned by the Companies or the Subsidiaries or Software identified on Schedule 4.11(b) of the Seller Disclosure Schedule identified as being owned or licensed by Seller, the Companies or the Subsidiaries.
          (k) Schedule 4.11(k) of the Seller Disclosure Schedule contains a list of the trademark registrations in Canada owned by the Companies and the Transferring Subsidiaries. Except as disclosed in Schedule 4.11(k) of the Seller Disclosure Schedule, no material proceedings are pending or, to the Knowledge of Seller, threatened against the Companies or the Subsidiaries which challenge the validity or ownership of any trademark listed on Schedule 4.11(k) of the Seller Disclosure Schedule.

          (l) Schedule 4.11(l) of the Seller Disclosure Schedule contains a list of trademark registrations and applications that may previously have been used in connection with the conduct of the Business and which, to the Knowledge of Seller, are owned by one of the Companies or the Transferring Subsidiaries.
          Section 4.12 Title to Property. Except for assets disposed of in the ordinary course of business consistent with past practice, the Companies and the Subsidiaries have valid title to each item of equipment and other tangible personal property reflected on the Financial Statements as owned by the Companies and the Subsidiaries, free and clear of all Encumbrances, except for Permitted Encumbrances.
          Section 4.13 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 4.13 of the Seller Disclosure Schedule:
     (i) to the Knowledge of Seller, the Companies and the Subsidiaries have complied with all applicable Requirements of Law and Court Orders in respect of the Business, other than (A) those instances of noncompliance that are not material to the Business and (B) matters relating to Taxes or compliance with Environmental Laws or Environmental Permits, all representations with respect to which are the subject of Sections 4.7 and 4.17, respectively;
     (ii) as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending (with respect to which the Companies or any Subsidiary has been served or notified) or, to the Knowledge of Seller, threatened against the Companies or any of the Subsidiaries in respect of the Business which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
     (iii) as of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements.
          Section 4.14 Contracts. Except as set forth in Schedule 4.14 of the Seller Disclosure Schedule, as of the date of this Agreement, neither the Companies nor any of the Subsidiaries (with respect to the Business) is a party to or bound by:
     (i) any Contract for the future purchase or sale of real property;
     (ii) any Contract for the purchase by the Companies or any of the Subsidiaries of services (including advertising), supplies, components or equipment which involved the payment of more than $500,000 in the fiscal year ended January 29, 2005 or is reasonably expected to involve the payment of more than $500,000 in the current fiscal year (other than Contracts relating to the purchase of merchandise in the ordinary course);
     (iii) any Contract for the sale by the Companies or any of the Subsidiaries of any services or products which involved the payment of more than $500,000 in the fiscal year ended January 29, 2005 or is reasonably expected to involve the payment of more than $500,000 in fiscal 2005;

     (iv) any loan agreements, promissory notes, indentures, letters of comfort, letters of credit, bonds or other instruments involving indebtedness for borrowed money in an amount in excess of $500,000 or any guaranties of any such indebtedness;
     (v) any mortgage agreement, deed or trust, security agreement, purchase money agreement, conditional sales contract or capital lease created or assumed by, or permitted to be created by written instrument made or accepted by, the Companies or the Subsidiaries (other than (1) any purchase money agreement, conditional sales contract or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future liability not in excess of $500,000 per contract or lease, (2) protective filings of financing statements under the Uniform Commercial Code, (3) agreements evidencing Encumbrances created by a landlord of Leased Properties and (4) any Permitted Real Property Exceptions);
     (vi) any license of Intellectual Property or Software received from or granted to third parties which is material to the conduct of the Business as currently conducted, including source code escrow agreements for Software (other than (1) any Intellectual Property or Software being provided to Buyer pursuant to the Buyer Transition Services Agreement and (2) non-exclusive implied licenses and non-exclusive, non-negotiated licenses for the use of third-party Intellectual Property in connection with the sale of products or services);
     (vii) any material partnership, joint venture or other similar agreement or arrangement;
     (viii) any Tax Sharing Agreement;
     (ix) any Contract relating to business acquisitions or dispositions not yet consummated; or
     (x) any covenant not to compete that materially restricts the operation of the Business as presently conducted, other than those providing for non-competition with a licensed department within a particular store location.
          Schedule 4.14 of the Seller Disclosure Schedule also sets forth those Assigned Contracts that would be required to be set forth pursuant to clauses (i)-(x) above.
          Section 4.15 Status of Contracts. Except as set forth in Schedule 4.15 of the Seller Disclosure Schedule, each of the leases, contracts, licenses and other agreements listed in Schedules 4.10 and 4.14 of the Seller Disclosure Schedule and Exhibit 2.6(a) (collectively, the “Business Agreements”) is in full force and effect. Neither the Companies nor any of the Subsidiaries is in, or, to the Knowledge of Seller, is alleged to be in, material breach or default under any of the Business Agreements. Seller has made available in all material respects true, complete and correct copies of all Business Agreements to Buyer.
          Section 4.16 ERISA. (a) Each Welfare Plan and Pension Plan maintained in connection with the Business or in which at least one Business Employee participates is listed on Schedule 4.16(a) of the Seller Disclosure Schedule, and Seller has made available to Buyer either a true and correct copy of each such plan or a summary plan description used in connection with such plan. With respect to each Company Plan, Seller has also made available to Buyer (as applicable) the most recent actuarial and trust reports, the most recent Form 5500 and all schedules thereto, the most recent IRS determination letter and, in the case of a Company Plan that is funded through a trust, copies of such trust.
          (b) Except as set forth in Schedule 4.16(b) of the Seller Disclosure Schedule, to the Knowledge of Seller, with respect to each Welfare Plan and Pension Plan required to be listed on Schedule 4.16(a) of the Seller Disclosure Schedule, (i) each such plan has been maintained and operated in compliance in all material respects with the applicable requirements of the Code and ERISA and the regulations issued thereunder and (ii) no material litigation or asserted claims against the Companies or any of the Subsidiaries (with respect to the Business) exist with respect to any such plan other than claims for benefits in the normal course of business.
          (c) Except as set forth in Schedule 4.16(c) of the Seller Disclosure Schedule, each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code, and Seller has no Knowledge of an occurrence of an event since the date of such determination letter that would reasonably be expected to materially adversely affect such qualification.
          (d) None of the Company Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement.
          (e) Any material employee benefits other than those listed in Schedule 4.16(a) of the Seller Disclosure Schedule relating to the Business which are in effect as of the Cut-Off Date and as to which the Companies or any of the Subsidiaries (with respect to the Business) has or may have in the future any liability (other than regular wages or salary), such as any bonus, incentive or annual profit sharing programs, any fringe benefits described in Section 132 of the Code, any education assistance plans under Section 127 of the Code and any dependent care assistance plans under Section 129 of the Code are listed in Schedule 4.16(e) of the Seller Disclosure Schedule, and any written document which exists with respect to any such employee benefit has been made available to Buyer by Seller.
          (f) Schedule 4.16(f) of the Seller Disclosure Schedule identifies (i) the position of each Business Employee who is a participant in the Saks Incorporated Amended and Restated 2000 Change in Control and Material Transaction Severance Plan (the “Severance Pay Plan”) and (ii) the category of severance benefits to which each such Business Employee is entitled under the Severance Pay Plan. A revised Schedule 4.16(f), which shall include the names of the individuals who are participants in the Severance Pay Plan, shall be delivered by Seller to Buyer at the Closing. Except as set forth in Schedule 4.16(f) of the Seller Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not constitute an event under any Company Plan that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or beneficiary thereof.
          (g) Except as set forth in Schedule 4.16(g) of the Seller Disclosure Schedule, neither any Company nor any Subsidiary maintains or is obligated to provide benefits under any life, medical or health Company Plan (other than as an incidental benefit under a Company Plan qualified under Section 401(a) of the Code) that provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA.
          (h) Neither any Company, any Subsidiary nor any other Person controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time within the six years preceding the Closing Date contributed to any “multiemployer plan,” as that term is defined in Section 4001 of ERISA.
          (i) No action by Seller or any of its Affiliates, including the Companies and the Subsidiaries, pursuant to this Agreement will result in any liability to the Pension Benefit Guaranty Corporation (“PBGC”) under Section 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to any Company or any Subsidiary or any Person controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and, to the Knowledge of Seller, no event or condition exists or has existed which would reasonably be expected to result in any material liability to the PBGC with respect to any Company, any Subsidiary or any other such entities. Except as set forth in Section 4.16(i) of the Seller Disclosure Schedule, no “reportable event” (other than a reportable event for which the 30-day notice requirement has been waived) within the meaning of Section 4043 of ERISA has occurred prior to the date hereof with respect to any Company Plan that is a defined benefit plan under Section 3(35) of ERISA.
          Section 4.17 Environmental Compliance. Except as set forth in Schedule 4.17 of the Seller Disclosure Schedule: (i) to the Knowledge of Seller, each of the Companies and Subsidiaries is and has been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits; (ii) there are no material actions or proceedings pending, or to the Knowledge of Seller, threatened, against any Company or any Subsidiary with respect to the Business (or against Seller relating to any Company or any Subsidiary with respect to the Business) alleging noncompliance with or liability under any Environmental Law and neither any Company nor any Subsidiary is subject to any order, decree, injunction or lien by any Governmental Body or any claim filed by any third Person relating to liability under any Environmental Law; and (iii) none of the Companies or any of the Subsidiaries has received written notice that such Company or Subsidiary is liable under Environmental Laws relating to the off-site disposal of wastes generated by the operations of any Company or any Subsidiary and, to the Knowledge of Seller, neither the Companies nor the Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials in a manner that has given or would to give rise to material liabilities under applicable Environmental Laws, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney or consultant fees under Environmental Laws; (iv) to the Knowledge of Seller, none of the Real Estate (including soils, groundwater, surface water, buildings, or other structures) is contaminated with any Hazardous Material in such a manner or concentration that any Company or any Subsidiary would be required under any Environmental

Laws to remedy the existence of such Hazardous Material and all properties formerly owned, leased or operated by the Company or any Subsidiary were not contaminated with Hazardous Material during the period of ownership or operation by any Company or any Subsidiary in such a manner or concentration that any Company or Subsidiary would be required under any Environmental Law to remedy the existence of such Hazardous Material.
          Section 4.18 Employee Relations and Agreements. (a) Schedule 4.18(a) of the Seller Disclosure Schedule contains a true and complete listing (excluding names and any other personally identifying information), as of a recent date, of all Business Employees whose annual base salaries exceed $150,000 (“Key Employees”), their annual base salary and date of hire.
          (b) Since the Financial Statements Date through the date of this Agreement, except as disclosed on Schedule 4.18(b) of the Seller Disclosure Schedule or as has occurred in the ordinary course of business consistent with past practices, neither the Companies nor any Subsidiary has: (i) increased in any material respect the compensation payable or to become payable to or for the benefit of any Business Employees, (ii) provided any Business Employees with any material increase in security or tenure of employment, (iii) increased in any material respect the amount payable to any Business Employees upon the termination of such persons’ employment, or (iv) increased, augmented or improved in any material respect the benefits granted to or for the benefit of its Business Employees under any bonus, profit sharing, pension, retirement, deferred compensation, insurance or other direct or indirect benefit plan or arrangement, in each case, except as may be required under existing agreements.
          (c) Except as set forth in Schedule 4.18(c) of the Seller Disclosure Schedule, neither the Companies nor any of the Subsidiaries is a party to any collective bargaining agreement or other contract with any labor union representing Business Employees.
          (d) Except as set forth in Schedule 4.18(d) of the Seller Disclosure Schedule, no union or similar organization represents any Business Employees and, to the Knowledge of Seller, no such organization is attempting to organize such employees.
          (e) Except as set forth in Schedule 4.18(e) of the Seller Disclosure Schedule, no director, officer or employee of the Companies or any of the Subsidiaries is a party to any employment or other agreement with the Companies or its Subsidiaries that entitles him or her to material compensation or other material consideration (other than any retention agreements that do not involve payments by Buyer, the Companies or the Subsidiaries to any such director, officer or employee after the Closing). Schedule 4.18(e) sets forth a list of the position of each Key Employee who is party to a retention agreement (which shall not involve payments by Buyer, the Companies or the Transferring Subsidiaries to any such Key Employee following the Closing) and the amount to which such Key Employee is entitled under such retention agreement.
          (f) Since February 2, 2003 there has been no material walk out, strike, slowdown, picketing or work stoppage by employees of any Company or any Subsidiary. During that period each Company and each Subsidiary has complied in all material respects with all applicable Requirements of Law relating to the employment of labor, including those relating to wages, hours and collective bargaining.

          (g) There is no pending or, to the Knowledge of Seller, threatened action, complaint, arbitration, proceeding or investigation against any Company or any Subsidiary by or before (or, in the case of any threatened matter, that could be brought before) any court, Governmental Body, administrative agency, board, commission or arbitrator brought by or on behalf of any prospective, current or former employees of any Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.
          (h) Schedule 4.18(h) of the Seller Disclosure Schedule sets forth for each Company and each Subsidiary, each (i) agreement (other than under any employee benefit plan) with any Key Employee the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving any Company or any Subsidiary of the nature contemplated by this Agreement and (ii) agreement with any Key Employee providing any term of employment or compensation guarantee.
          Section 4.19 Insurance. True and complete copies or accurate summaries of all insurance policies relating to the Business have been made available to Buyer. To the Knowledge of Seller, Seller has not taken any action or omitted to take any action that would be reasonably likely to cause any such insurance policy to cease to be in full force and effect.
          Section 4.20 Sufficiency of Assets. To the Knowledge of Seller, the assets of the Companies and the Subsidiaries constitute all of the assets necessary and sufficient to operate the Business as heretofore conducted by the Companies and the Subsidiaries other than (a) assets that, individually and in the aggregate, are not material to the Business, (b) items identified in Schedule 4.20 of the Seller Disclosure Schedule as being excluded, (c) assets, properties and rights that are used by Seller to provide services pursuant to the Buyer Transition Services Agreement, (d) Software subject to the Software License Agreement, (e) assets, properties or rights that are used by Seller to perform its obligations under the Private Brands Agreement and (f) the shared contracts, agreements and arrangements identified by category in Schedule 4.20 of the Seller Disclosure Schedule. Nothing in this Section 4.20 constitutes an additional representation or warranty with respect to title to or the condition of any assets or properties (whether real or personal, tangible or intangible, owned, leased or held under license), any and all representations or warranties with respect to which are set forth in other sections of this Article IV.
          Section 4.21 No Brokers. No broker, investment banker or other Person, other than Goldman, Sachs & Co. and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Seller, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
          As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:
          Section 5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has the corporate power and corporate authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.
          Section 5.2 Authority of Buyer; Conflicts. (a) Buyer has the corporate power and corporate authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its shareholders. This Agreement has been duly authorized, executed and delivered by Buyer and (assuming the valid authorization, execution and delivery of this Agreement by Seller) is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be (assuming the valid authorization, execution and delivery by Seller, where a Seller is a party, and any other party or parties thereto) a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject, in the case of this Agreement and each of the Buyer Ancillary Agreements, to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights generally and to general equity principles.
          (b) Except as set forth in Schedule 5.2 of the disclosure schedule delivered by Buyer to Seller concurrently with the execution of this Agreement (the “Buyer Disclosure Schedule”), the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer, the consummation of any of the transactions contemplated hereby or thereby by Buyer and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer will not:
     (i) assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 5.2(b)(ii), result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the articles of incorporation or bylaws of Buyer, (2) any note, instrument, contract, agreement, mortgage, lease, franchise or financial obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (3) any Court Order to which Buyer is a party or by which it is bound or (4) any Requirements of Law affecting Buyer, other than, in the case of clauses (2) and (4) above, any such breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or
     (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Governmental Body, except for (1) in connection, or in compliance, with the provisions of the HSR Act, (2) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) applicable requirements, if any, of Nasdaq, (4) such consents, approvals, filings and notices as may be required under any Requirements of Law with respect to environmental matters pertaining to any notification, disclosure or required approval triggered by the transactions contemplated by this Agreement, (5) such filings as may be required in connection with the Taxes described in Section 7.2(a)(vi) and (6) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.
          Section 5.3 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 5.3 of the Buyer Disclosure Schedule:
     (i) as of the date hereof, there are no lawsuits, claims, suits, proceedings or investigations pending (with respect to which Buyer has been served or otherwise notified) or, to the Knowledge of Buyer, threatened against Buyer or its subsidiaries which would, individually or in the aggregate, materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and
     (ii) as of the date hereof, there is no action, suit or proceeding pending or, to the Knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.
          Section 5.4 Financing. Buyer has, or has received binding (subject to the terms and conditions thereof) written commitments from financially responsible financial institutions to obtain, the funds (the “Financing”) necessary to consummate the transactions contemplated by this Agreement (collectively, the “Commitment Letters”). Buyer has provided Seller with true and complete copies of all Commitment Letters. Except as permitted pursuant to Section 6.15(a), none of the Commitment Letters has been amended or modified, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded. The Commitment Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth or contemplated in the Commitment Letters. As of the date of this Agreement, Buyer does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available on the Closing Date. Buyer shall keep Seller informed with respect to all material activity concerning the status of such Financing, and shall give Seller prompt notice of any material adverse change with respect to such Financing. Buyer has provided Seller with a description of the proposed sources and uses of the Financing. As of the date hereof, Buyer reasonably believes that such sources and uses are true and correct in all material respects. Buyer shall promptly inform Seller in writing of any change in such sources and uses so that the representations and warranties contained in this paragraph remain true and correct in all material respects.
          Section 5.5 Solvency. Assuming the Closing has occurred and that the Financing (or alternative financing as contemplated by Section 6.15(a)) has been obtained, immediately following the consummation of the transactions contemplated by this Agreement, (a) the fair value of the assets of Buyer and each of its subsidiaries will exceed their respective debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Buyer and each of its subsidiaries will be greater than the amount that will be required to pay the probable liability of their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities, subordinated, contingent or otherwise, become absolute and matured; (c) Buyer and each of its subsidiaries will be able to pay their respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) neither Buyer nor any of its subsidiaries will have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Time.
          Section 5.6 Investment Intent. Buyer is acquiring the Securities as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Securities in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.
          Section 5.7 No Brokers. No broker, investment banker or other Person, other than Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Buyer, is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
ARTICLE VI
ACTION PRIOR TO THE CLOSING DATE
          The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
          Section 6.1 Access to and Use of Information. Subject to Buyer’s obligations under the Confidentiality Agreement, Seller shall afford to the officers, employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access during normal business hours, upon reasonable advance notice, to the offices, properties and business and financial records (including computer files, retrieval programs and similar documentation) of the Companies and the Subsidiaries to the extent Buyer shall reasonably deem necessary for Buyer to operate the Business after the Effective Time and shall furnish to Buyer or its authorized representatives such additional information concerning the Business (as conducted by the Companies and the Subsidiaries) as shall be reasonably requested; provided, however, that Seller shall not be required to violate any obligation of confidentiality to which Seller, the Companies or any Subsidiary is subject (although Seller shall use commercially reasonable efforts to cause such obligation of confidentiality to be waived, provided it is understood that Seller shall not be required to make any payments or offer to grant any accommodation, financial or otherwise, to any third party to obtain any such waiver) or to waive any privilege which any of them may possess in discharging its obligations pursuant to this Section 6.1; provided, further, Seller shall not be required to furnish or otherwise make available to Buyer competitively sensitive information relating to areas of the Business in which Buyer or its Affiliates compete against the Companies and Subsidiaries; and, provided, further, that neither Buyer nor any of its officers, employees, agents or representatives shall have access to any personnel of the Business or any other businesses of Seller or any of its Affiliates other than the persons identified on Schedule 6.1 of the Seller Disclosure Schedule without Seller’s prior written consent, which shall not be unreasonably withheld or delayed. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Companies, the Subsidiaries or Seller. Seller acknowledges and agrees that Buyer shall have the right to disclose confidential information of the Business in any confidential information or offering memorandum related to the Financing (which memorandum may be used by Buyer’s Financing sources in their marketing of the Financing) to the extent that counsel to Buyer advises Buyer that such disclosure would be necessary if the confidential information or offering memorandum were to satisfy the requirements of a registered public offering of the securities pursuant to a Registration Statement on Form S-1 or Buyer’s Financing sources advise Buyer that the absence of such disclosure would materially adversely affect the marketing of the Financing; provided, that Buyer shall include appropriate and customary confidentiality legends in such confidential offering memorandum; and provided further, that Buyer shall provide Seller with a reasonable right to review any portion of the confidential offering memorandum relating to the Business or the transactions contemplated hereby.
          Section 6.2 Notifications. Each of Buyer and Seller shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against any of the Companies or any Subsidiary, Seller or Buyer, as the case may be, that would have been listed in Schedule 4.13 of the Seller Disclosure Schedule or Schedule 5.3 of the Buyer Disclosure Schedule, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.
          Section 6.3 Consents of Third Parties; Governmental Approvals.
          (a) During the period prior to the Closing Date, Buyer shall act diligently and reasonably, and Seller, upon the request of Buyer, shall use its commercially reasonable efforts to cooperate with Buyer, in attempting to secure any consents, waivers and approvals of any third party (including any Governmental Body) required to be obtained to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, such action shall not include any requirement of Seller or any of its Affiliates (including the Companies and the Transferring Subsidiaries on or prior to the Closing Date) or Buyer or any of its Affiliates to pay money to any third party, commence or participate in any litigation, offer or grant any accommodation or undertake any obligation or liability (in each case financial or otherwise) to any third party (including any Governmental Body); provided, further, that prior to the Closing neither Buyer nor its officers, employees or authorized representatives may contact any customer, supplier, lessor or other third party (other than any Governmental Body) in connection with any such consent without Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed).
          (b) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from all Governmental Bodies and making all necessary registrations and filings (including filings with Governmental Bodies) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Body (including those in connection with the HSR Act as provided in Section 6.5), (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered into by any court or other Governmental Body vacated or reversed, (iii) in the case of Buyer, promptly, if required by any Governmental Body in order to consummate the transactions contemplated hereby, taking all steps and making all undertakings to secure antitrust clearance (including steps to effect the sale or other disposition of particular properties of Buyer, its subsidiaries and/or the Companies and the Transferring Subsidiaries and to hold separate such properties pending such sale or other disposition unless any such action would reasonably be expected to have a material adverse effect on Buyer and its subsidiaries, taken as a whole, or the Business, assuming for these purposes that the transactions contemplated by this Agreement have not been completed), (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Body and of any material communication received or given in connection with any proceeding by a private party relating to the transactions contemplated by this Agreement, in each case regarding any of the transactions contemplated hereby, (v) permitting the other party to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Body relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Body or private party), and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any Governmental Body without the consent of the other party to this Agreement, which consent shall not be unreasonably withheld or delayed.
          Section 6.4 Operations Prior to the Closing Date. (a) Seller shall use its commercially reasonable efforts to, and to cause the Companies and the Subsidiaries to, operate and carry on the Business in the ordinary course and substantially as operated immediately prior to the date of this Agreement. Consistent with the foregoing, Seller shall use its commercially reasonable efforts to, and shall cause the Companies and the Subsidiaries to use their commercially reasonable efforts consistent with good business practice to, preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Companies and the Subsidiaries (with respect to the Business).
          (b) Notwithstanding Section 6.4(a), except as set forth on Schedule 6.4 of the Seller Disclosure Schedule, except as contemplated by this Agreement (including Section 6.10) or except with the express written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall not (with respect to the Business) permit the Companies and the Subsidiaries, other than in the ordinary course of business consistent with past practice, to:
     (i) make any material change in the Business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;
     (ii) purchase or otherwise acquire any assets or make any Capital Expenditures, in each case that are material, individually or in the aggregate, to the Business (other than (A) purchases of inventory in the ordinary course of business consistent with past practice, (B) Pre-Approved Capital Expenditures and Approved

Capital Expenditures, (C) Capital Expenditures required under any Real Estate Agreement or Lease Agreement for capital improvements that are not controlled exclusively by Seller, the Companies or the Subsidiaries (so long as any such Capital Expenditures are disclosed to Buyer in writing prior to any expenditure or commitment therefor), and (D) Capital Expenditures required by any Governmental Body;
     (iii) exercise any option to extend a lease listed on Schedule 4.9(a)(i) or materially adversely amend or modify any Lease Agreement (other than the lease modifications contemplated by Section 2.6(b)) or Real Estate Agreement;
     (iv) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from any of its Affiliates in the ordinary course of business) or grant any Encumbrance with respect to the assets of any of the Companies or any of the Subsidiaries, in each case other than Permitted Encumbrances, Permitted Real Property Exceptions and Encumbrances imposed by the Credit Agreement;
     (v) transfer any material assets (other than cash in excess of Register Cash prior to the Effective Time and other than amounts that have been withheld from Business Employees and retained by Seller and its Affiliates) to Seller or any of its Affiliates (other than the Companies or any Subsidiary);
     (vi) institute any increase in the benefits available under any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan with respect to any Business Employees, other than as expressly required by the terms of any such plan as in effect on the date of this Agreement or Requirements of Law;
     (vii) (A) grant to any Key Employee any increase in compensation or other material benefits (excluding any retention agreements that do not involve payments by Buyer, the Companies or the Subsidiaries to any such Key Employee after the Closing) or grant to any Business Employee any material increase in compensation or other benefits (excluding any retention agreements that do not involve payments by Buyer, the Companies or the Subsidiaries to any such Key Employee after the Closing) except as may be required under existing agreements or (B) designate any Business Employee as a participant in the Severance Pay Plan pursuant to Section 2.A(ii) of the Severance Pay Plan;
     (viii) redeem or otherwise acquire any shares of their capital stock or issue any capital stock or any option, warrant or right relating thereto;
     (ix) enter into or amend any collective bargaining agreement;
     (x) acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, limited liability company association or other business organization or division thereof;

     (xi) sell or otherwise dispose of any assets that are material, either individually or in the aggregate, to the Business (other than sales of inventory in the ordinary course of business consistent with past practice);
     (xii) materially adversely modify or amend any Business Agreement;
     (xiii) make any material change in the accounting methods or policies applied in the preparation of the Financial Statements, unless such change is required by GAAP;
     (xiv) amend the charter, bylaws or similar organizational documents of the Companies or any of the Subsidiaries; or
     (xv) agree to do any of the foregoing.
          Section 6.5 Antitrust Law Compliance. As promptly as practicable after the date hereof, Buyer and Seller shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. Each of Buyer and Seller (i) agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations, (ii) shall request early termination of the thirty (30) day notification period provided for under the HSR Act and (iii) shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ.
          Section 6.6 Termination of Certain Intercompany Accounts; Intercompany Agreements. (a) At or prior to the Closing, Seller shall release, cancel, terminate or otherwise settle in the most tax-efficient manner all intercompany accounts among Seller and its Affiliates relating to the Companies and the Transferring Subsidiaries at or prior to the Effective Time. For the avoidance of doubt, Reference Working Capital and Final Working Capital shall be determined without giving effect to any intercompany accounts or the cancellation thereof.
          (b) All rights and obligations of Seller and its Affiliates (other than the Companies and the Transferring Subsidiaries), on the one hand, and of the Companies and the Transferring Subsidiaries, on the other hand, under agreements (other than the Buyer Ancillary Agreements and the Seller Ancillary Agreements) (together, the “Intercompany Agreements”) between Seller and its Affiliates (other than the Companies and the Transferring Subsidiaries), on the one hand, and the Companies and the Transferring Subsidiaries, on the other hand, including any Tax Sharing Agreement, shall terminate or otherwise be released, including by way of assignment of rights and obligations of a Company or a Subsidiary to Seller or one of its Affiliates, as of the Effective Time. Following the Effective Time, neither Seller and its Affiliates (other than the Companies and the Transferring Subsidiaries), on the one hand, nor the Companies and the Transferring Subsidiaries, on the other hand, shall have any obligation or liability to the other with respect to the Intercompany Agreements.

          Section 6.7 Indebtedness; Release of Guaranties. Prior to the Closing, Buyer shall (a) obtain letters of credit in replacement of the letters of credit of Seller or any Affiliate of Seller set forth in Schedule 6.7 of the Seller Disclosure Schedule (the “Identified Guaranties”), which shall be effective as of the Effective Time and shall be in such form and from such financial institutions satisfactory to the holder of such Identified Guaranty, and (b) cause Seller or such Affiliate to be fully released, as of the Cut-Off Date, in respect of all obligations under such Identified Guaranties. With respect to any other obligations of Seller under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller relating to the Business which Seller notifies Buyer in writing (the “Other Guaranties”), Buyer shall use commercially reasonable efforts to cause Seller to be fully released, in each case, effective as promptly as practicable after the Cut-Off Date, in respect of all obligations of Seller and any of its Affiliates under any such Other Guaranties. With respect to any obligations of any Company or any Subsidiary under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by any Company or any Subsidiary relating to any business of Seller and its Affiliates other than the Business (the “Other Company Guaranties”), Seller shall use commercially reasonable efforts to cause each Company and each Subsidiary to be fully released, in each case, effective as promptly as practicable after the Cut-Off Date, in respect of all obligations of any Company and any of their Affiliates under any such Other Company Guaranties. If, at or prior to the Closing, after using commercially reasonable efforts to do so, Buyer or Seller, as the case may be, is unable to effect such a substitution and release with respect to (i) any Other Guaranty, (ii) any Identified Guaranty or any Other Company Guaranty, Buyer shall indemnify Seller against any and all Loss or Expense arising from such Other Guaranty or such Identified Guaranty and Seller shall indemnify Buyer and its Affiliates, including the Companies and the Transferring Subsidiaries, against any and all Loss and Expense arising from such Other Company Guaranty. Without limiting the foregoing, after the Closing, Buyer will not, and will not permit any of is Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by an Other Guaranty or an Identified Guaranty without providing Seller with evidence reasonably satisfactory to Seller that Seller’s Other Guaranty or Identified Guaranty has been released and Seller will not, and will not permit any of its Affiliates to, renew, extend, amend or supplement any loan, contract, lease or other obligation that is covered by an Other Company Guaranty without providing Buyer with evidence reasonably satisfactory to Buyer that such renewal, extension, amendment or supplement has been released. Any cash or other collateral posted by Seller or one of its Affiliates in respect of any Other Guaranty or any Identified Guaranty shall be delivered to Seller.
          Section 6.8 Ancillary Agreements. (a) At the Closing, Seller and Buyer shall enter into an agreement substantially in the form of Exhibit E providing for certain transition services by Seller and its Affiliates for Buyer and its Affiliates after the Effective Time (the “Buyer Transition Services Agreement”).
          (b) At the Closing, Seller and Buyer shall enter into an agreement substantially in the form of Exhibit F providing for certain transition services by Buyer and its Affiliates for Seller and its Affiliates after the Effective Time (the “Seller Transition Services Agreement”).

          (c) At the Closing, the Companies and Seller shall enter into an agreement substantially in the form of Exhibit G, providing for the purchase and sale by the Companies of private brands after the Effective Time (the “Private Brands Agreement”).
          (d) At the Closing, Buyer will cause the Companies and the Transferring Subsidiaries to enter into a trademark and trade name license agreement substantially in the form of Exhibit H, granting Seller and Affiliates of Seller the right to use the NDSG Owned Brands (the “Trademark License Agreement”).
          (e) At the Closing, Buyer and Seller shall enter into an agreement substantially in the form of Exhibit I, providing Buyer and its Affiliates after the Effective Time with a non-exclusive license to use certain Software owned by Seller and its Affiliates and used in connection with the conduct of the Business (the “Software License Agreement”).
          (f) At or prior to the Closing, Seller and the Companies will enter into one or more agreements substantially in the form of Exhibit J, relating to the operation of the Club Libby Lu business (the “CLL Licensed Department Agreements”).
          Section 6.9 Household. As promptly as practicable after the date hereof (but effective at the Effective Time), Buyer shall, with respect to stores operated by the Companies and the Transferring Subsidiaries, either (a) enter into a program agreement with Household Bank (SB), N.A. (“Household Bank”) that is acknowledged by Household Bank to satisfy the requirements set forth in Section 9.05(f) of the Program Agreement dated as of April 15, 2003 and as amended as of April 15, 2003 and June 15, 2004 by and among Seller, McRae’s, Inc. and Household Bank (the “Program Agreement”) (which acknowledgment is in a form reasonably satisfactory to Seller) or (b) (i) purchase the “Accounts” and “Account Receivables” (as each such term is defined in the Program Agreement) associated with such stores from Household Bank for the price set forth in Section 9.05(b) of the Program Agreement and (ii) pay over to Seller on the effective date of such purchase cash in the amount equal to the difference between (x) the amount paid to Household Bank in connection with such purchase and (y) the amount equal to the price set forth in Sections 9.06(b)(i) and (ii) of the Program Agreement multiplied by a fraction, the numerator of which shall be the sum of the Account Receivables associated with the stores of the Business (as of the date of purchase) and the denominator of which shall be the sum of the Account Receivables associated with all stores (including the stores of the Business) covered by the Program Agreement (as of the date of purchase). Buyer agrees to obtain all necessary consents and approvals from all Governmental Bodies and to make all necessary registrations and filings in order to effect this Section 6.9. At Buyer’s request, Seller agrees to use commercially reasonable efforts to cooperate with Buyer in complying with this Section 6.9; provided, however, that Seller and its Affiliates shall not be required to make any payments or offer or grant any accommodation (financial or otherwise) to any third party with respect to this Section 6.9.
          Section 6.10 Treatment of Specified Assets and Liabilities. (a) Prior to the Cut-Off Date, Seller shall be entitled to cause the transfer (by dividend or otherwise) of the following assets of the Companies and the Subsidiaries to an Affiliate of Seller: (i) any cash, cash equivalents or marketable securities held by the Companies or the Transferring Subsidiaries (other than Register Cash, such assets of any trust maintained by the Companies and the Transferring Subsidiaries for the purpose of paying benefits under any of the Company Plans and amounts withheld from Business Employees to the extent the corresponding obligation with respect to the payment of such amounts is the responsibility of Buyer, the Companies or the Transferring Subsidiaries pursuant to the terms of this Agreement), (ii) unless prohibited by the Program Agreement, any receivables, (iii) the downtown Des Moines, Iowa Younkers store and any assets (together with all liabilities) exclusively related thereto (other than those exclusively relating to Business Employees) and (iv) furniture, fixtures or equipment used primarily by the employees listed on Exhibit L. Seller acknowledges and agrees that it will pay in full any and all checks and bank drafts outstanding as of the Effective Time and not yet debited against the accounts maintained by Seller or any of its Affiliates (including the Companies and the Transferring Subsidiaries) on behalf of the Companies and the Transferring Subsidiaries (which accounts shall be retained by Seller).
          (b) Prior to the Closing, Seller and its Affiliates shall be entitled to effectuate the transactions contemplated by the Plan of Reorganization.
          (c) Notwithstanding anything to the contrary in this Agreement, all receipts by and receivables of Seller, the Companies or any Subsidiaries received or arising on or before the Cut-Off Date (including the receivable associated with the sale of the downtown Des Moines, Iowa Younkers), including cash (excluding Register Cash, assets of any trust maintained by the Companies and the Transferring Subsidiaries for the purpose of paying benefits under any of the Company Plans and amounts withheld from Business Employees to the extent the corresponding obligation with respect to the payment of such amounts is the responsibility of Buyer, the Companies or the Transferring Subsidiaries pursuant to the terms of this Agreement), checks and bank drafts (whether cleared before or after the Effective Time), and proceeds from third-party credit card or debit card transactions (whether posted before or after the Effective Time) shall be excluded from the transactions contemplated hereby, and Buyer shall cause payment in an aggregate amount equal to such receipts and receivables to be made by Buyer, the Companies or the Transferring Subsidiaries to Seller immediately after Seller makes demand therefor to the extent that cash in respect of such receipts and receivables is actually received by Buyer, any Company or any Transferring Subsidiary or any of their respective Affiliates; provided, however, that (i) this Section 6.10(c) shall not affect accounts and account receivables owned by Household Bank and (ii) Seller shall cause the Companies and the Transferring Subsidiaries to be in possession of the Register Cash at the opening of the stores of the Companies and the Transferring Subsidiaries on the day after the Cut-Off Date. For the avoidance of doubt, Reference Working Capital and Final Working Capital shall be determined without giving effect to any such cash, checks, bank drafts, proceeds or receivables.
          (d) Buyer and Seller acknowledge that the stores of the Business may have cash, checks and bank drafts on hand greater than Register Cash as of the day after the Cut-Off Date. Buyer and Seller will determine as soon as practicable in accordance with Seller’s standard cash accounting procedures the actual amount of cash, checks and bank drafts in the stores of the Companies and Transferring Subsidiaries as of the start of business on the day after the Cut-Off Date and provide Buyer notice of such amounts. Without in any way limiting Seller’s rights under Section 6.10(c), Buyer and Seller will settle via wire transfer of immediately available funds within two business days after the parties reach agreement with respect thereto any variance from the Register Cash, together with interest thereon at the Agreed Rate, calculated on the basis of the number of days elapsed from the Cut-Off Date through but excluding the payment date.

          (e) Seller shall indemnify Buyer, the Companies and the Transferring Subsidiaries against any and all Loss or Expense arising in connection with any indebtedness for borrowed money of Seller and its Affiliates (including the Companies and the Subsidiaries) incurred on or prior to the Effective Time (which shall not be deemed to include capital leases).
          (f) Seller shall be responsible for and pay any amounts that are ultimately determined to be due and owing to the landlord for the matters set forth in the letters attached hereto as Schedule 6.10(f) of the Seller Disclosure Schedule. Seller shall be entitled to any refunds arising out of the matters set forth in such letters. From and after the Effective Time, neither Seller nor Buyer shall settle these amounts without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed); provided, however, that Seller shall be entitled to settle these amounts without the consent of Buyer if the settlement solely involves the payment of money by Seller.
          Section 6.11 Capital Expenditures Prior to Closing. Notwithstanding anything to the contrary contained herein, Seller and its Affiliates may (without Buyer’s consent) make and undertake any work contemplated by Capital Expenditures described on Schedule 6.11 of the Seller Disclosure Schedule (collectively, the “Pre-Approved Capital Expenditures”), together with the Approved Capital Expenditures. Buyer will at Closing pay to Seller the documented amount expended by Seller or its Affiliates on account of all Pre-Approved Capital Expenditures and any Approved Capital Expenditures made after the date hereof and prior to the Closing, and Buyer will assume responsibility for and release Seller from liability for all such Capital Expenditures.
          Section 6.12 Name Change. Prior to the Closing, Seller shall take all necessary action to change the corporate name of Parisian, Inc. to Carson Pirie Scott & Co., including the filing of amendments to the articles of incorporation of Parisian, Inc. with the Secretary of State of the State of Alabama (or other appropriate Governmental Body). Within 30 days after the date hereof, Buyer shall advise Seller of the corporate names Buyer has selected for McRae’s, Inc. and Saks Distribution Centers, Inc., which corporate names shall not include the name “Saks,” “Parisian” or any other trade name of Seller or any of its Affiliates not included in the Business or any variation thereof, and, prior to the Closing, Seller shall take all necessary action to change the corporate names of McRae’s, Inc. and Saks Distribution Centers, Inc. to the corporate names so selected, including the filing of amendments to the certificate or articles of incorporation of McRae’s, Inc. and Saks Distribution Centers, Inc. with the Secretary of State of the state of such entity’s incorporation (or other appropriate Governmental Body). In addition, prior to the Closing or within ten (10) business days thereafter, Seller shall take all necessary action to change the corporate name of Carson Pirie Scott Insurance Services, Inc. to a name to be selected by Seller which corporate name shall not include the name “Carson Pirie Scott” or any other trade name of the Companies and the Transferring Subsidiaries or any variation thereof.
          Section 6.13 Third Party Brands. During the period prior to the Effective Time, Buyer and Seller shall cooperate in good faith and use commercially reasonable efforts so that Buyer and its Affiliates will have, as of the Effective Time, a license from each of the owners or licensors of the private brands set forth on Exhibit A of the Private Brands Agreement (collectively, the “Third Party Brand Licensors”). Buyer and Seller acknowledge and agree that any such license shall be conditioned upon: (i) the agreement that Seller currently has in place with the Third Party Brand Licensor (each, a “License Agreement”) being amended to relieve Seller of any and all liability or obligation for minimum royalty amounts as provided in Exhibit B of the Private Brands Agreement or in Section 1(h) thereto allocable to the Business, as applicable, and (ii) neither Seller nor Buyer being required to enter into any agreement with a Third Party Brand Licensor that alters the economic or other terms of the License Agreements in a manner that is adverse to Seller or Buyer after segregating sales of the Business and the other businesses of Seller and crediting each such business with its pro rata share of any volume discounts or similar incentives. For a period of five (5) years following the Closing (the “Non-Exclusive Period”), neither Buyer and its Affiliates (including the Companies and the Transferring Subsidiaries following the Effective Time), on the one hand, nor Seller and its Affiliates, on the other hand, shall negotiate with or enter into any agreement with any Third Party Brand Licensor that provides for the grant of exclusive rights to either Buyer, Seller or any of their respective Affiliates to the exclusion of the other; provided, however, that with respect to the Third Party Brand Licensor set forth on Schedule 6.13 of the Seller Disclosure Schedule, the parties acknowledge and agree that the Non-Exclusive Period shall be fifteen (15) years.
          Section 6.14 No Solicitation. (a) After the date hereof and prior to the earlier of the Closing and the date on which this Agreement is terminated, Seller shall not, nor shall it authorize or permit any of its Affiliates, advisors or agents, directly or indirectly, to (a) knowingly solicit, initiate or encourage the making of any Alternative Proposal or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person or group relating to an Alternative Proposal; provided, however, that, nothing contained in this Agreement shall prevent Seller or its Board of Directors from engaging in any of the activities described in clause (a) or (b) above in respect of any Seller Acquisition Proposal or any proposal or offer relating exclusively to assets and properties not being sold pursuant to this Agreement.
          (b) For purposes of this Agreement, “Alternative Proposal” means any proposal with respect to any purchase of all or substantially all of the assets used in the Business, whether by merger, consolidation, acquisition of equity securities or assets, or otherwise (other than any transaction with Buyer or its Affiliates); provided, however, that, for the avoidance of doubt, any Seller Acquisition Proposal and any proposal or offer relating exclusively to assets and properties of Seller and/or its Affiliates not being sold pursuant to this Agreement shall in no event be deemed to be an Alternative Proposal.
          Section 6.15 Financing. (a) Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letters (provided that Buyer may replace or amend the Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Commitment Letters as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Buyer to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby), including using reasonable best efforts to (i) maintain in effect the Financing commitments, (ii) satisfy on a timely basis all conditions applicable to Buyer to obtaining the Financing set forth therein, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters or on other terms that would not adversely impact the ability of Buyer to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby, (iv) consummate the Financing at or prior to Closing (including utilizing the Bridge Facility or any similar facility available to Buyer or any of its Affiliates to effectuate the Closing as provided below) and (v) ensure that the disclosures made by Buyer in response to representations and warranties contained in any definitive financing documents are not materially inconsistent with the disclosures contained in the Seller Disclosure Schedule. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letters, Buyer shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the Closing Date. Buyer shall give Seller prompt notice of any material breach by any party to the Commitment Letters of which Buyer becomes aware, any termination of the Commitment Letters or any change in circumstances that causes Buyer to believe that any of the conditions to the Financing will not be satisfied. Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. In connection with performing its obligations under this Section 6.15(a), Buyer shall use its reasonable best efforts to not interfere unreasonably with the duties of the officers, employees and advisors of Seller, the Companies, the Subsidiaries or any of their respective Affiliates. For the avoidance of doubt, in the event that (x) all or any portion of the Financing structured as a Note Offering has not been consummated, (y) all closing conditions contained in Article VIII (other than Section 8.7) shall have been satisfied or waived and (z) the Bridge Facility (or alternative bridge financing obtained in accordance with this Section 6.15(a)) is available on the terms and conditions described in the Commitment Letters (or replacements thereof as contemplated by this Section 6.15(a)), then Buyer shall close such bridge facility and borrow amounts thereunder sufficient to consummate the transactions contemplated by this Agreement no later than the later of (x) fifteen (15) days after the last day of the Marketing Period and (y) February 27, 2006. “Marketing Period” shall mean the first period of 15 consecutive calendar days after the Initiation Date (A) throughout which (1) Buyer shall have the Required Financial Information and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 8.3 or 8.4 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive calendar day period, and (B) at the end of which the conditions set forth in Sections 8.1, 8.2, 9.1 and 9.2 shall be satisfied. “Initiation Date” means the earlier of (x) the date that the road show relating to the Note Offering begins and (y) the latest of (A) January 23, 2006, (B) thirty (30) days after the Required Financial Information has been provided to Buyer and (C) five (5) business days after the financial information required pursuant to Section 6.15(b)(viii) has been delivered to Buyer. On or prior to the Initiation Date, Buyer may deliver to Seller a certificate executed on behalf of Buyer by its Chief Financial Officer certifying that (i) Buyer is marketing the Notes in good faith and reasonably anticipates that the pricing of the Note Offering will occur within 21 calendar days after the Initiation Date and (ii) the representations and warranties of Buyer contained in Section 5.4 are true and correct as of the date of such certificate and (iii) Buyer reasonably believes that the representations and warranties of Buyer contained in Section 5.4 will continue to be true and correct during the Marketing Period.
          (b) Prior to the Closing, Seller shall provide, and shall cause the Companies and the Transferring Subsidiaries to provide, and shall use its reasonable best efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of Seller, the Companies and the Transferring Subsidiaries to provide, to Buyer all reasonable cooperation requested by Buyer in connection with the Financing, including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assistance in connection with the preparation by Buyer of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents or other financing documents as may be reasonably requested by Buyer (it being understood that, notwithstanding anything contained herein to the contrary, any documents executed by any Company or any Transferring Subsidiary shall be unilaterally revocable by the applicable Company or Transferring Subsidiary as to such Company or Transferring Subsidiary prior to the Effective Time without notice or penalty of any kind and Seller shall not be obligated to execute any documents), (iv) furnishing Buyer and its Financing sources with the Required Financial Information, (v) cooperating with Buyer to help Buyer satisfy the conditions set forth in the Commitment Letters, (vi) cooperating with Buyer to help Buyer obtain accountants’ comfort letters, legal opinions, surveys and title insurance, (vii) providing the internal income statements of the Business in the quarterly format of Item 15.134 in Seller’s virtual data room, including the calculation of EBITDA (after the allocation of certain corporate expenses and shared services), together with a schedule of working capital of the Business consistent with the format provided on page 3 of Item 15.098 of Seller’s virtual data room and, in each such case, for the comparable period for the prior fiscal year, within 12 business days after the end of each fiscal month of Seller prior to the Closing Date, (viii) providing a forecast, including adjusted EBITDA, prepared in good faith for the fiscal quarter and year ended January 28, 2006 and the actual financial statements for the comparable prior periods for the Business in each such case in a form similar to the Financial Statements on or prior to January 10, 2006 and (ix) permitting the prospective lenders involved in the Financing to evaluate the current assets, cash management and accounting systems, policies and procedures relating thereto of the Companies and the Transferring Subsidiaries solely for the purposes of establishing collateral arrangements; provided, that nothing contained in this Section 6.15(b) shall require such cooperation to the extent it would interfere in any material respect with the business or operations of Seller, the Companies or the Transferring Subsidiaries. Buyer shall, promptly upon request by Seller, reimburse Seller for all documented out-of-pocket costs incurred by Seller, the Companies, the Transferring Subsidiaries or any of their respective Affiliates in connection with the cooperation contemplated by this Section 6.15(b). The parties acknowledge and agree that notwithstanding anything contained herein to the contrary, following the Closing, Seller and its Affiliates shall have no liability of any kind or nature relating to or arising out of Seller’s obligations under this Section 6.15(b).
          Section 6.16 SEC Financial Statements. The following financial information shall be delivered to Buyer in a timely manner:
          (a) Seller shall deliver to Buyer no later than November 4, 2005: (i) management’s discussion and analysis of financial condition and results of operations with respect to the Financial Statements and (ii) the unaudited balance sheet of the Business as of July 30, 2005 and the related unaudited statements of income, intercompany investment and cash flows for the six-month period then ended, and for the corresponding period of the preceding fiscal year, together with management’s discussion and analysis of financial condition and results of operations for the respective periods covered thereby. The financial statements delivered pursuant to clause (ii) above shall be in a form that, at the time of delivery, Seller reasonably believes to have been prepared in accordance with GAAP as required by Regulation S-X.
          (b) Seller shall deliver to Buyer no later than December 15, 2005 the unaudited balance sheet of the Business as of October 29, 2005 and the related unaudited statements of income, intercompany investment and cash flows for the nine-month period then ended, and for the corresponding period of the preceding fiscal year, together with management’s discussion and analysis of financial condition and results of operations for the respective periods covered thereby (the financial statements, reports and other information described in this Section 6.16(b) and Section 6.16(a), the “Required Financial Information”). The financial statements delivered pursuant to this paragraph (b) shall be in a form that, at the time of delivery, Seller reasonably believes to have been prepared in accordance with GAAP as required by Regulation S-X.
          (c) Provided that Buyer provides Seller and its representatives with reasonable access to the personnel, properties, books and records of the Companies and the Transferring Subsidiaries, Seller shall deliver to Buyer no later than April 29, 2006 (i) the audited balance sheets of the Business as of January 28, 2006 and the related audited statements of income, intercompany investment and cash flows for the fiscal year ended January 28, 2006, together with management’s discussion and analysis of financial condition and results of operations for the periods covered thereby and (ii) the unqualified report of PWC on such financial statements. Buyer and its Affiliates (including the Companies and the Transferring Subsidiaries following the Effective Time) shall provide Seller with all assistance requested by Seller that is necessary or desirable for Seller to satisfy its obligations under to this Section 6.16(c). Buyer shall reimburse Seller for 50% of the reasonable out-of-pocket costs and expenses paid by Seller to PWC in connection with the financial statements and related matters contemplated by this Section 6.16(c) to the extent such costs and expenses are in addition to those otherwise incurred by Seller in connection with the preparation of its audited consolidated financial statements for its 2005 fiscal year. The financial statements delivered pursuant to this Section 6.16(c) shall be in a form that, at the time of delivery, Seller reasonably believes to have been prepared in accordance with GAAP as required by Regulation S-X.
          (d) Seller shall use its reasonable best efforts to obtain PWC’s consent to include the Financial Statements and the financial statements described in Section 6.16(c)(i) in Buyer’s filings with the SEC and any offering memorandum related to the Financing. Each of Buyer and Seller shall bear 50% of the reasonable out-of-pocket costs and expenses paid to PWC in connection with obtaining such consents.
ARTICLE VII
ADDITIONAL AGREEMENTS
          Section 7.1 Use of Names. (a) Seller is not conveying ownership rights or granting Buyer, the Companies or any of the Subsidiaries a license to use any of the tradenames, service marks or trademarks of Seller or any Affiliate of Seller (other than trademarks and service marks included in the Trademarks identified on Schedule 4.11(a) of the Seller Disclosure Schedule as being owned by the Companies or any of the Subsidiaries) (collectively, the “Retained Names and Marks”) and, after the Closing, Buyer shall not permit the Companies or any Affiliate of the Companies to use in any manner the names or marks of Seller or any

Affiliate of Seller or any word that is confusingly similar in sound or appearance to such names or marks, except as provided in this Section 7.1. In the event Buyer or any Affiliate of Buyer violates any of its obligations under this Section 7.1, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 7.1 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Seller and each of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 7.1, without the necessity of posting a bond.
          (b) Buyer shall cause the Companies and the Transferring Subsidiaries to cease promptly, but in no event later than 180 days after the Cut-Off Date, using any (i) advertising or promotional materials and (ii) any stationery, business cards, business forms and other similar items owned by any of the Companies or any of the Transferring Subsidiaries as of the Closing Date, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall cause each of the Companies and the Transferring Subsidiaries, when using items referred to in clause (ii) in the context of entering into or conducting contractual relationships, to make reasonably clear to all other applicable parties that Buyer, one of the Companies or one of the Transferring Subsidiaries, rather than Seller or any Affiliate of Seller (other than the Companies or the Transferring Subsidiaries), is the party entering into or conducting the contractual relationship; and provided, further, that Buyer shall ensure that personnel of the Companies and the Transferring Subsidiaries using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller.
          (c) Buyer shall cause the Companies and the Transferring Subsidiaries to cease promptly, but in no event later than 180 days after the Closing Date, using any packaging materials owned by the Companies or the Subsidiaries as of the Closing Date that contain anywhere thereon any of the Retained Names and Marks, unless such materials are changed to completely and permanently cover, delete or obliterate the Retained Names and Marks or anything confusingly similar thereto.
          (d) The Companies and the Transferring Subsidiaries shall have the right to exhaust all inventories of finished products owned or ordered by any of them as of the Cut-Off Date that contain as part of the physical products themselves (e.g., embroidered on a shirt or a label on a shirt, but not product packaging covered by clause (c) above) any of the Retained Names and Marks, provided that Buyer shall cause the Companies and the Transferring Subsidiaries to use all commercially reasonable efforts to dispose of such finished products promptly after the Cut-Off Date.
          (e) Other than as permitted under clauses (b) through (d) above, Buyer shall not and shall cause the Companies and the Transferring Subsidiaries not to use, without the prior written consent of Seller, any of the Retained Names and Marks (or anything confusingly similar thereto) in any manner whatsoever.
          (f) At the Closing, Buyer will cause the Companies and the Transferring Subsidiaries to enter into a short-term trademark and trade name license agreement that grants

Seller and Affiliates of Seller the right to use the Trademarks specified on Schedule 4.11(a), other than those Trademarks that are the subject of the Trademark License Agreement, in a manner substantially similar to the manner in which Seller and Affiliates of Seller use such Trademarks as of the date of this Agreement for a period of up to 180 days following the Cut-Off Date (including the trade name for the Subject Store if the Subject Store is excluded from the transaction, provided that, Seller shall use commercially reasonable efforts to cease using the trade name for such store prior to such 180-day period). If the Subject Store is excluded from the transactions contemplated hereby, in no event shall Seller have the right to use any of the Trademarks specified in Schedule 4.11(a) at the Subject Store in connection with any “liquidation” or “going out of business sale,” it being understood and agreed that Seller shall be entitled to conduct clearance or other single store sales promotions. Except as provided in such short-term trademark and trade name license agreement or the Trademark License Agreement, Seller shall not, and Seller shall not permit any of its Affiliates to use in any manner the names or marks of the Companies and the Transferring Subsidiaries or any word that is confusingly similar in sound or appearance to such names or marks. Seller agrees that in the event of any actual or threatened violation of this paragraph (f), Buyer and each of its Affiliates shall be entitled, in addition to other remedies that they may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or such Affiliate of Seller to prevent any violations of this paragraph (f), without the necessity of posting a bond.
          Section 7.2 Tax Matters. (a) Liability for Taxes. (i) Seller shall be liable for and pay, and pursuant to Article X (and subject to the limitations thereof) shall indemnify and hold harmless each Buyer Group Member against any and all Taxes (A) imposed on any of the Companies or any Subsidiary pursuant to § 1.1502-6 of the Treasury Regulations or similar provision of state, local or foreign law solely as a result of the Companies or such Subsidiary having been a member of the Seller Group, (B) imposed on any of the Companies or any Subsidiary, or for which any of the Companies or any Subsidiary may otherwise be liable, for any taxable year or period that ends on or before the Cut-Off Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Cut-Off Date, (C) attributable to the Plan of Reorganization, (D) that are Section 338 Taxes, (E) imposed on any of the Companies or any Subsidiary as a result of any transaction (other than the transactions expressly contemplated by this Agreement) occurring between the Cut-Off Date and the Closing that are not in the ordinary course of business or (F) imposed as a result of a disallowance, pursuant to a final determination, of Tax benefits claimed by Buyer or any of its Affiliates pursuant to the last sentence of Section 7.2(a)(v) or of 50% of Tax benefits claimed by Buyer or any of its Affiliates pursuant to the fifth sentence of Section 7.3(a); provided, however, that Seller shall not be liable for or pay, and does not agree to indemnify or hold harmless any Buyer Group Member from and against, (I) Taxes to the extent taken into account as a liability on the final Cut-Off Date Working Capital Statement and (II) property Taxes to the extent such Taxes are not due and payable prior to the Cut-Off Date (Taxes described in this proviso, hereinafter “Excluded Taxes”). Except for any real property tax refund attributable to the Business, Seller shall be entitled to any refund of (or credit for) Taxes for which Seller is liable pursuant to this Section 7.2.
     (ii) Buyer shall be liable for and pay, and pursuant to Article X (and subject to the limitations thereof) shall indemnify and hold harmless each Seller Group Member from and against, (A) any and all Taxes imposed on any of the Companies or any

Subsidiary, or for which any of the Companies or any Subsidiary may otherwise be liable, for any taxable year or period that begins after the Cut-Off Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Cut-Off Date and (B) Excluded Taxes; provided, however, that to the extent provided in Section 7.2(a)(i), Seller shall be liable for Taxes specified in clauses (C), (D), (E) and (F) thereof. Buyer shall be entitled to any refund of (or credit for) Taxes for which Buyer is liable pursuant to this Section 7.2 and any real property tax refund attributable to the Business.
     (iii) For purposes of paragraphs (a)(i) and (a)(ii), whenever it is necessary to determine the liability for (or refunds with respect to) Taxes of any of the Companies or a Subsidiary for a Straddle Period, the determination of the Taxes of such Company or Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Cut-Off Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Cut-Off Date and the other which began at the beginning of the day following the Cut-Off Date, and items of income, gain, deduction, loss or credit of the Companies or such Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Companies or such Subsidiary were closed at the close of the Cut-Off Date, and by assuming that the Companies and the Subsidiaries ceased filing consolidated, combined or unitary Tax Returns with Seller’s Group as of the close of the Cut-Off Date; provided, however, that nothing in this paragraph shall cause Buyer to be liable for any Taxes specified in Sections 7.2(a)(i)(C), (D), (E) and (F), and provided, further, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.
     (iv) If, as a result of any action, suit, investigation, audit, claim, assessment or amended Tax Return, there is any change after the Cut-Off Date in an item of income, gain, loss, deduction, credit or amount of Tax that results in an increase in a Tax liability for which Seller would otherwise be liable pursuant to paragraph (a) of this Section 7.2, and such change is reasonably expected based on reasonable assumptions to be agreed upon by Buyer and Seller to result in a decrease in the Tax liability of any of the Companies, any Subsidiary, Buyer or any Affiliate or successor of any thereof for any taxable year or period beginning after the Cut-Off Date or for the portion of any Straddle Period beginning after the Cut-Off Date, Seller shall not be liable pursuant to such paragraph (a) with respect to such increase to the extent of the present value of such decrease (as jointly determined by Buyer and Seller based on reasonable assumptions) (and, to the extent such increase in Tax liability is paid to a taxing authority by Seller or any Affiliate thereof, Buyer shall pay Seller an amount equal to the present value of such decrease).
     (v) Buyer shall pay over to Seller and its Affiliates an amount equal to the Tax benefit, if any, available to Buyer or its Affiliates (including, after the Effective Time, any of the Companies or the Transferring Subsidiaries), at such time such Tax benefit is or would be actually realized by Buyer or any of its Affiliates, as a result of compensation (including any deduction for amounts treated as compensation under §

1.83-7 of the Treasury Regulations) paid or payable by Seller or any of its Affiliates (with a Seller Affiliate excluding, after the Effective Time, the Companies and the Transferring Subsidiaries) in cash, stock or other property. In addition, Buyer shall pay to Seller and its Affiliates the amount of any Tax benefit available to Buyer as a result of any retention bonuses paid or payable by Buyer or any of its Affiliates (as described in Section 7.3(b) hereof). The parties agree that such Tax benefit shall be claimed by Buyer or an Affiliate of Buyer on its Tax Returns and the payment to Seller with respect to such Tax Benefit shall be calculated assuming a 38.5% combined effective federal, state and local tax rate, and amounts owing pursuant to the preceding sentence in respect of any retention bonus shall be payable no later than 90 days after the date such bonus is paid.
     (vi) Except as provided in the immediately following sentence, Buyer shall pay, and agrees to indemnify and hold harmless each Seller Group Member from and against, (A) 50 percent of any and all real property transfer or gains Taxes, sales Taxes, use Taxes, stamp Taxes, stock transfer Taxes, or other similar Taxes imposed on the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and (B) 100% of any and all Transfer Taxes imposed on the transactions contemplated by Section 3.11 of the Plan of Reorganization. Seller shall pay, and agrees to indemnify and hold harmless each Buyer Group Member from and against (A) 50 percent of any and all Transfer Taxes imposed on the transactions contemplated by this Agreement, (B) 100% of any and all Transfer Taxes imposed on the transactions contemplated by the Plan of Reorganization (other than Section 3.11 thereof) and (C) 100% of any and all incremental Transfer Taxes imposed as a result of the Section 338(h)(10) Elections.
          (b) Tax Returns. (i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (I) all Income Tax Returns that are required to be filed by or with respect to the Companies and each Subsidiary for taxable years or periods ending on or before the Closing Date and Seller shall remit, or cause to be remitted, any Taxes shown to be due in respect of such Tax Returns; and (II) all non-Income Tax Returns with respect to the Companies and each Subsidiary that are due on or before the Cut-Off Date, and Seller shall remit, or cause to be remitted, any Taxes shown to be due in respect of such Tax Returns. Buyer (or Seller on Buyer’s behalf if and to the extent provided in the Buyer Transition Services Agreement) shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Companies and each Subsidiary and Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. With respect to Tax Returns to be filed by Seller, unless contrary to Requirements of Law or as otherwise contemplated by this Agreement, such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns, in each case if doing so would reasonably be expected to materially adversely affect the Tax liability of Buyer, the Companies, any Subsidiary or any Affiliate thereof for any period after the Cut-Off Date. With respect to Tax Returns to be filed by Buyer that relate, in whole or in part, to Taxable periods ending prior to the Cut-Off Date or any Straddle Period (other than Tax Returns relating to property Taxes for which Buyer is wholly liable), (I) unless contrary to Requirements of Law or as otherwise contemplated by this Agreement, such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made, or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns and (II) such Tax Returns shall be submitted to Seller not later than 30 days prior to the due date for filing such Tax Returns (or, if such due date is within 45 days following the Cut-Off Date, as promptly as practicable following the Cut-Off Date) for review and approval by Seller, which approval may not be unreasonably withheld or delayed, but may in all cases be withheld or delayed in the sole discretion of Seller if (A) such Tax Returns were not prepared in accordance with clause (I) of this sentence or (B) such Tax Returns relate to a Straddle Period ending on the Closing Date. Seller or Buyer shall pay the other party for the Taxes for which Seller or Buyer, respectively, is liable pursuant to paragraph (a) of this Section 7.2 but which are payable with any Tax Return to be filed by the other party pursuant to this paragraph (b) upon the written request of the party entitled to payment, setting forth in reasonable detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event shall such payment be requested earlier than 15 business days prior to the due date for paying such Taxes.
     (ii) None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Companies or any Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies or any Subsidiary with respect to any taxable year or period ending on or before the Cut-Off Date without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller. None of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Companies or any Subsidiary to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Companies or any Subsidiary with respect to any Straddle Period without the prior written consent of Seller, which consent may not be unreasonably withheld or delayed; provided, however, that in the case of any Straddle Period ending on the Closing Date (other than such a Straddle Period relating to property Taxes for which Buyer is wholly liable), Seller’s consent may be withheld in the sole discretion of Seller.
     (iii) Buyer shall promptly cause each of the Companies and each Subsidiary to prepare and provide to Seller a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to paragraph (b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of each of the Companies and each Subsidiary. Buyer shall cause the Tax Package to be delivered to Seller within 60 days after the Closing Date.
          (c) Contest Provisions. (i) Buyer shall promptly notify Seller in writing upon receipt by Buyer, any of its Affiliates, either of the Companies or any Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to this Section 7.2.
     (ii) Seller shall have the sole right to represent each Company’s and each Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Taxes for which Seller may be liable pursuant to this Section 7.2, and to employ counsel of its choice at its expense. None of Buyer, any of its Affiliates, any of the Companies or

any Subsidiary may settle any Tax claim for any Taxes for which Seller may be liable pursuant to this Section 7.2, without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.
     (iii) Seller shall promptly notify Buyer in writing upon receipt by Seller or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments with respect to Taxes for which Buyer is liable pursuant to this Section 7.2.
     (iv) Buyer shall have the sole right to represent each Company’s and each Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to Taxes for which Buyer may be liable pursuant to this Section 7.2, and to employ counsel of its choice at its expense. None of Seller or any of its Affiliates may settle any Tax claim for any Taxes for which Buyer may be liable pursuant to this Section 7.2, without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer.
     (v) Notwithstanding the foregoing clauses of this Section 7.2(c), in the case of any Straddle Period (other than a Straddle Period ending after the Cut-Off Date and on or before the Closing Date and other than a Straddle Period relating to property Taxes for which Buyer is wholly liable): (A) Seller and Buyer shall promptly notify the other party in writing upon receipt by Seller or Buyer, respectively, of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to such Straddle Period, (B) Seller shall have the right to represent each Company’s and each Subsidiary’s interest in any Tax audit or administrative or court proceeding relating to Taxes in respect of such Straddle Period, provided that Buyer shall be entitled to participate at its expense in any Tax Audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period beginning after the Cut-Off Date and, with the written consent of Seller, and at Buyer’s sole expense, may assume the entire control of such audit or proceeding, and (C) neither Seller nor Buyer nor any Affiliate of either of them may settle any Tax claim for any Taxes relating to such Straddle Period without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.
     (vi) Notwithstanding the foregoing clauses of this Section 7.2(c), in the case of any Straddle Period ending after the Cut-Off Date and on or before the Closing Date (other than a Straddle Period relating to property Taxes for which Buyer is wholly liable): (A) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to such Straddle Period, (B) Seller shall have no obligation to notify Buyer upon receipt by Seller or any of its Affiliates of any such notice, (C) Seller shall have the sole right to represent each Company’s and each Subsidiary’s interest in any Tax audit or administrative or court proceeding relating to Taxes in respect of such Straddle Period, and (D) Seller shall have the sole right to settle any Tax Claim for any Taxes relating to such Straddle Period, and neither Buyer nor any Affiliate of Buyer may settle any Tax claim for any Taxes relating to such Straddle Period without the prior written consent of Seller, which consent may be withheld in the sole discretion of Seller.

     (vii) Notwithstanding the foregoing clauses of this Section 7.2(c), in the case of any Straddle Period relating to property Taxes for which Buyer is wholly liable: (A) Seller shall promptly notify Buyer in writing upon receipt by Seller or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to property Taxes imposed with respect to such Straddle Period, (B) Buyer shall have no obligation to notify Seller upon receipt by Buyer of any such notice, (C) Buyer shall have the sole right to represent each Company’s and each Subsidiary’s interest in any Tax audit or administrative or court proceeding relating to property Taxes in respect of such Straddle Period, and (D) Buyer shall have the sole right to settle any Tax Claim for property Taxes relating to such Straddle Period, and neither Seller nor any Affiliate of Seller may settle any Tax claim for property Taxes relating to such Straddle Period without the prior written consent of Buyer, which consent may be withheld in the sole discretion of Buyer.
          (d) Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and cause their respective Affiliates to):
     (i) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 7.2(b);
     (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Companies and each Subsidiary;
     (iii) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Companies and each Subsidiary;
     (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Companies and each Subsidiary for taxable periods for which the other may have a liability under this Section 7.2;
     (v) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such Tax;
     (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes; and
     (vii) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Section 7.2.
          (e) Election Under Section 338(h)(10). (i) In connection with the purchase of the Securities hereunder, Seller and Buyer shall make a joint election for Parisian, Inc., McRae’s, Inc. and Saks Distribution Centers, Inc. under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local law (collectively, the “Section 338(h)(10) Elections”). Seller and Buyer shall within 30 days after the completion of the Asset Allocation Statement on IRS Form 8883, but in no event later than 15 days prior to the due date for filing

Internal Revenue Service Form 8023, exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and local forms. If any changes are required in these forms as a result of information which is first available after these forms are prepared, the parties will promptly agree on such changes.
     (ii) Buyer and Seller shall negotiate in good faith to agree upon and draft (A) a schedule for IRS Form 8883 determining and allocating the Adjusted Deemed Sales Price, as defined in Treas. Reg. § 1.338-4, for each Company and Subsidiary for which Section 338(h)(10) Elections will be made, among the assets of such Company and Subsidiary and (B) a schedule determining and allocating the purchase price for Herberger’s Department Stores, LLC among the assets thereof, (the “Allocation Schedule”). The Allocation Schedule shall be reasonable and shall be prepared in accordance with Sections 338(h)(10) and 1060 of the Code and the Treasury Regulations thereunder (as applicable). Buyer and Seller each agrees that promptly upon receiving said Allocation Schedule it shall return an executed copy thereof to the other party. Buyer and Seller each agrees to file all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule.
     (iii) In the event that Buyer and Seller, after negotiating in good faith, cannot agree upon the fair market value of one or more assets to be included in the Allocation Schedule, Buyer shall appoint an independent appraiser (the “Buyer Appraiser”) and Seller shall appoint an independent appraiser (the “Seller Appraiser”) to conduct an appraisal of the fair market value of each such asset as to which Buyer and Seller shall have not been able to agree as of the Closing Date. The Buyer Appraiser and the Seller Appraiser shall seek to reach agreement upon the fair market value of each such asset. If the Buyer Appraiser and the Seller Appraiser reach such agreement with respect to any of such assets, the fair market value as so agreed shall be deemed to be the fair market value of such asset. If the Seller Appraiser and the Buyer Appraiser are not able to reach agreement on the fair market value of any such assets, the Seller Appraiser and the Buyer Appraiser shall select a third independent appraiser (the “Independent Appraiser”) to conduct and deliver to Buyer and Seller an appraisal of the fair market value of each such asset as to which the Buyer Appraiser and the Seller Appraiser have not been able to agree as of the Closing Date. The Allocation Schedule shall be prepared in accordance with the appraisal so conducted by the Independent Appraiser. The fees and expenses of the Seller Appraiser shall be borne by Seller, the fees and expenses of the Buyer Appraiser shall be borne by Buyer and the fees and expenses of the Independent Appraiser shall be borne 50% by Buyer and 50% by Seller.
          Section 7.3 Employees and Employee Benefits.
          (a) Offers of Employment. Buyer will cause the Companies and the Transferring Subsidiaries to continue the employment effective immediately after the Cut-Off Date of all Business Employees, including each such employee on medical, disability, family or other leave of absence as of the Effective Time. Within ten business days prior to the Effective Time, Seller will provide to Buyer a list showing the names of each Business Employee then on leave of absence (and such list shall be updated as of the Cut-Off Date). The continued employment immediately following the Cut-Off Date of each Business Employee shall in each case provide at least the same base wages and annual base salary provided to each such employee on the Cut-Off Date for a period of at least one (1) year following the Cut-Off Date. Buyer shall honor and be responsible for all obligations to Business Employees with respect to performance bonuses in respect of the fiscal year ending January 28, 2006 that become payable after the Cut-Off Date and shall calculate such performance bonuses in accordance with Seller’s past practices (without any amendment or modification to the fiscal 2005 bonus plan in effect as of the end of the 2005 fiscal year); provided, that Seller shall reimburse Buyer (within five business days following the date on which Seller receives written notice specifying in reasonable detail the amount paid with respect to such performance bonuses) on an after-tax basis for 50% of all such performance bonuses that are paid by Buyer to such Business Employees (assuming for these purposes a 38.5% combined effective federal, state and local tax rate). The parties agree that the Tax benefit of such bonus payments shall be claimed by Buyer or an Affiliate of Buyer on its Tax Returns. The Business Employees who are employees of the Companies and the Transferring Subsidiaries immediately following the Cut-Off Date are referred to as “Retained Employees.” Nothing in this Section 7.3(a) shall obligate Buyer or the Companies and the Transferring Subsidiaries to continue the employment of any such Retained Employee for any specific period (it being understood that Buyer, the Companies and the Transferring Subsidiaries shall be obligated to pay severance benefits pursuant to Section 7.3(d)).
          (b) Individual Employment Contracts. As of the Effective Time, Buyer will assume, or will cause the Companies and the Transferring Subsidiaries to assume or retain, as the case may be, Seller’s, the Companies’ or the Subsidiaries’ obligations under all Employment Agreements set forth on Schedule 7.3(b) of the Seller Disclosure Schedule, and all of the obligations as the employer under such contracts and agreements; provided, however, that in no event shall Buyer, the Companies or the Transferring Subsidiaries have any obligations under such Employment Agreements as in effect at the Effective Time relating to or arising out of equity-based compensation and Seller shall indemnify and hold Buyer harmless against any liabilities or obligations arising in respect thereof. Seller agrees to reimburse Buyer for the portion of those retention bonus payments payable after the Closing Date as provided in the retention bonus agreements table set forth at the end of Schedule 4.18(e) of the Seller Disclosure Schedule, it being understood that Buyer shall make such payments to the applicable Business Employees and shall comply with Section 7.2(a)(v) in connection therewith. Seller will reimburse Buyer within five business days after receiving a written notice from Buyer that Buyer has paid such amounts. The payment from Seller to Buyer pursuant to the preceding sentence shall be treated by the parties for Tax purposes as an adjustment to the Purchase Price. Amounts owing by Seller may be net of amounts payable by Buyer pursuant to Section 7.2(a)(v).
          (c) Buyer’s Employee Benefit Plans Generally. As of the Effective Time and for a period of at least one (1) year thereafter, Buyer shall provide, or shall cause the Companies and the Transferring Subsidiaries to provide, each Retained Employee with employee benefits that are comparable, in the aggregate, to the benefits provided to such Retained Employee immediately prior to the Effective Time (other than (I) any employee benefits providing equity or equity-traded awards or (II) any defined benefit pension plan). After the Effective Time, except as otherwise provided in the following subsections of this Section 7.3, the following shall apply:
     (i) As of the Effective Time, Buyer will assume, or will cause the Companies and the Transferring Subsidiaries to continue, all Company Plans that are set forth in Schedule 4.16(a) of the Seller Disclosure Schedule (other than with respect to equity or equity-based awards); provided, however, that Buyer shall (subject to the terms thereof and any applicable Requirements of Law) have the right to terminate any such Company Plans at any time after the Effective Time; provided, further, however, that Seller shall remain responsible for all liabilities and obligations under the Carson Pirie Scott & Co. Supplemental Executive Retirement Plan with respect to the individuals set forth on Schedule 7.3(c)(i).
     (ii) As of the Effective Time, Buyer will assume, or will cause the Companies and the Transferring Subsidiaries or Buyer’s or the Companies’ or the Transferring Subsidiaries’ Pension Plans or Welfare Plans (collectively, “Buyer’s Plans”), as applicable, to assume, all liabilities and obligations for benefits payable under each Seller Plan set forth on Schedule 7.3(c)(ii) of the Seller Disclosure Schedule to or with respect to (A) any Business Employee, including any employee on medical, disability, family or other leave of absence as of the Cut-Off Date, (B) any former employee of the Business who on the date the individual’s most recent termination of employment from Seller and all of the Affiliates of Seller occurred was engaged in the Business and (C) any dependent or former dependent of any such employee or former employee, including any dependent or former dependent entitled to COBRA coverage assumed by Buyer under Section 7.3(h) (collectively, “Covered Persons”). Such assumed liabilities include liabilities that relate to events occurring or expenses incurred at or prior to the Effective Time but that have not been paid as of the Effective Time, but only to the extent that the non-payment of such benefits is consistent with Seller’s past practice regarding the time at which benefits are paid following the establishment of the liability to pay such benefits. In addition, with respect to such liabilities, Seller agrees to remit to Buyer any insurance proceeds actually received by Seller in respect thereof. Any such benefits related to events occurring or expenses incurred after the Effective Time shall be determined under the terms of Buyer’s Plans, except as provided to the contrary in the following subsections of this Section 7.3.
     (iii) Buyer shall give, or cause the Companies and the Transferring Subsidiaries to give, each Retained Employee credit under applicable Buyer’s Plans or personnel policies that cover the Retained Employee, including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to vacation, sick leave and severance benefits (excluding accrual of benefits under any defined benefit pension plan) for the Retained Employee’s service with Seller and its Affiliates prior to the Cut-Off Date, shall allow such Retained Employees to participate in the applicable Buyer’s Plan providing welfare benefits (including medical, life insurance, long-term disability insurance and long-term care insurance) without regard to preexisting-condition limitations under any Pension Plans or Welfare Plans, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Cut-Off Date, and shall credit the Retained Employee with any expenses that were covered by the Plans for purposes of determining deductibles, co-pays and other applicable limits under Buyer’s Plans. To the extent any Retained Employee or covered dependent is hospitalized as of the Effective Time under any Seller Plan providing medical benefits, such person will continue to be covered under the medical coverage provided by Seller until the date they are released from the hospital and Buyer, the Companies or the Subsidiaries shall reimburse Seller for any documented expenses not paid for by Seller’s insurance provider associated with such extended hospital stay that are incurred after the Cut-Off Date.
     (iv) No portion of the assets of any trust or other fund maintained by Seller for the purpose of paying benefits under any of the Seller Plans will be transferred to Buyer, the Companies, the Subsidiaries or any Buyers Plan.
          (d) Severance Benefits. If any Retained Employee is involuntarily terminated by Buyer, the Companies or the Subsidiaries within 12 months following the Cut-Off Date, Buyer will provide, or cause the Companies and the Transferring Subsidiaries to provide, to the Retained Employee under Buyer’s Plans benefits that are at least equal to the severance pay and other benefits offered to comparably placed employees of Buyer. Buyer and Seller agree that the transactions contemplated by this Agreement shall be treated as if they were a “change of control” under the Severance Pay Plan. If any Business Employee identified in Schedule 4.16(f) of the Seller Disclosure Schedule as eligible to participate in the Severance Pay Plan as of the date of this Agreement becomes entitled to severance benefits under the Severance Pay Plan pursuant to the “change of control” provisions thereunder (giving effect to the treatment of the transactions contemplated by this Agreement as a “change of control” under the Severance Pay Plan), Buyer will provide to such Business Employee the severance pay and other benefits provided under the Severance Pay Plan in lieu of any severance to which such Business Employee would be entitled under any Buyer’s Plans.
          (e) Vacation Pay and Personal Holidays. Buyer shall cause the Companies and the Transferring Subsidiaries to continue to credit to each Retained Employee in accordance with the terms and conditions of Buyer’s Plans all vacation and personal holiday pay that the Retained Employee is entitled to use but has not used as of the Effective Time to the extent the relevant plan, policy or arrangement is set forth on Schedule 4.16(e) of the Seller Disclosure Schedule, and shall assume all liability for the payment of such amounts to the extent accrued prior to the Effective Time pursuant to the Seller vacation and personal holiday pay policies listed in Schedule 4.16(e) of the Seller Disclosure Schedule.
          (f) Disability Benefits and Leaves. Buyer will, or will cause the Companies and the Transferring Subsidiaries to, assume all liabilities with respect to Covered Persons payable under any Seller Plan providing disability benefits, whether related to a disability that occurred before or after the Cut-Off Date. Except as provided in the previous sentence, (i) Seller and the Seller Plans shall retain the liability for all long-term disability benefits payable to any Covered Person under the terms of Seller’s long-term disability plans after the Cut-Off Date with respect to any disability that occurred prior to the Cut-Off Date (but not with respect to any reoccurrence of such a disability after the Cut-Off Date), (ii) Buyer, the Companies, the Subsidiaries or a Buyer’s Plan shall assume the liability for all short-term disability benefits payable to any Retained Employee under any Seller Plan providing short-term disability benefits that are payable following the Cut-Off Date with respect to any disability that occurred prior to the Cut-Off Date (determined under the terms of the Seller Plan or personnel policy that applies to the disabled Retained Employee immediately prior to the Cut-Off Date) until the date, if any, on which the Retained Employee qualifies for long-term disability benefits under the Seller Plans, and (iii) Buyer’s Plans will govern the determination of what, if any, short-term and long-term disability benefits will be paid to any Retained Employee whose disability occurs after the Effective Time (or which reoccurs after the Effective Time). If any Retained Employee is on any form of leave of absence at the Effective Time (including any leave subject to the Family and Medical Leave Act of 1993 or comparable state law), Buyer shall reinstate, or shall cause the Companies or the Transferring Subsidiaries to reinstate, such Retained Employee to active employment upon the expiration of the leave to the extent such reinstatement is required by any applicable law or regulation or by the Companies’ and the Subsidiaries’ personnel policies and shall satisfy any other obligation with respect to such Retained Employee as required under any applicable law or regulation or the Companies’ and the Subsidiaries’ personnel policies (copies of which have been made available to Buyer) upon the expiration of such leave.
          (g) Medical and Dental Plan Liabilities. Buyer shall, or shall cause the Companies, the Subsidiaries or the applicable Buyer’s Plan to, assume and pay any benefits or expenses covered by the group medical and dental plans included within the Seller Plans that were incurred with respect to services performed for Covered Persons prior to the Effective Time but have not been paid by the Plans prior to the Cut-Off Date. If Buyer provides such Buyer’s Plans to a Retained Employee following the Cut-Off Date, Buyer shall pay or shall cause the applicable Buyer’s Plan to assume and pay any such benefits or expenses that are incurred with respect to services performed for the Retained Employee or the Retained Employee’s dependents after the Effective Time.
          (h) COBRA Coverage. Effective as of the Effective Time, Buyer shall provide, or shall cause the Companies or the Transferring Subsidiaries to, assume and satisfy (or cause a Buyer’s Plan to satisfy) all entitlements under Code Section 4980B, Part 6 or 7 of Title I of ERISA, or any similar state law (collectively, “COBRA”) with respect to any Company Plan or Seller Plan subject to COBRA of any Business Employee or former employee of the Business engaged in the Business at the time of termination of employment, or any dependent or former dependent of any such employee or former employee, whose qualifying event occurred prior to the Cut-Off Date at a time when the employee or former employee was on the payroll of the Companies or the Subsidiaries and engaged in the Business, (or whose qualifying event occurs at the Cut-Off Date as a result of the transactions covered by this Agreement), including any obligations to such individuals currently on such COBRA continuation coverage and any obligations to any such individual whose period for electing such COBRA continuation coverage has not yet expired.
          (i) Flexible Spending Accounts. Buyer will, or will cause the Companies or the Subsidiaries to, credit each Retained Employee (and any former employee of the Business or dependent or former dependent of an employee or former employee who has COBRA rights described in Section 7.3(h) with respect to flexible spending accounts) under a health care and dependent care flexible spending account plan or plans maintained by Buyer or the Companies or the Subsidiaries (“Buyer’s Flex Plans”) with a balance (positive or negative) as of the Cut-Off Date equal to the balance credited to the individual under the applicable health care and dependent care flexible spending account plans included within the Seller Plans listed in Schedule 4.16(a) of the Seller Disclosure Schedule (“Seller Flex Plans”) as of the Cut-Off Date (“Aggregate Flex Plan Balances”), and will reimburse each such individual for expenses incurred during the current plan year of such Seller Flex Plan (whether incurred before or after the Cut-Off Date) that had not been reimbursed under such Seller Flex Plan prior to the Cut-Off Date (to the same extent such eligible expense would have been reimbursable under such Seller Flex Plan). As soon as reasonably practicable following the Cut-Off Date, Seller shall transfer assets to Buyer’s Flex Plan equal to the Aggregate Flex Plan Balances and Buyer, the Companies, the

Subsidiaries and Seller will treat the arrangement described in this Section 7.3(i) as a spin-off of the applicable portions of the Seller Flex Plans and a merger of such portions into Buyer’s Flex Plans.
          (j) Retirement and 401(k) Plans.
     (i) Buyer, the Companies and the Transferring Subsidiaries will have no liability for benefits payable under the Saks Incorporated 401(k) Retirement Plan (“Seller’s DC Plan”). Seller shall take or cause to be taken all actions necessary to fully vest Retained Employees under Seller’s DC Plan.
     (ii) Buyer either currently maintains, or will establish or cause the Companies or the Subsidiaries to establish, not later than 90 days after the Cut-Off Date, one or more qualified defined contribution plans (“Buyer’s DC Plan”) that contain or will contain all provisions necessary for the acceptance of direct rollovers (in the form of cash and notes relating to plan participant loans) of “eligible rollover distributions” as defined in the Code and applicable regulations that Retained Employees are eligible to receive from the Seller’s DC Plan without adversely affecting the qualified status of Seller’s DC Plan. Buyer’s DC Plan will contain provisions to permit any such direct rollover to include the promissory note or notes representing any plan loans outstanding to the Retained Employee under Seller’ DC Plan on the date of the direct rollover, and Buyer, the Companies, the Subsidiaries and Seller will cooperate with each other to enable such direct rollovers to occur before such loans become defaulted. Seller agrees not to place any such loans in default for at least 90 days following the Cut-Off Date.
          (k) Workers’ Compensation Liabilities. As of the Effective Time, Buyer will cause the Companies and the Transferring Subsidiaries to assume (or reimburse Seller and the other Seller Affiliates for) all liabilities and obligations relating to compensation and benefits under any state workers’ compensation or similar law payable following the Effective Time to or with respect to any Retained Employee, or to any former employee of the Business, who in either case was employed by the Companies or the Subsidiaries on the date the claim arose or the incident on which the claim is based occurred.
          Section 7.4 Securities Law Legends. Buyer agrees and understands that the Securities have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Securities may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Buyer acknowledges and agrees that no Person has any right to require Seller to cause the registration of any of the Securities. The certificates, if any, representing the Securities shall contain a legend substantially similar to the following and other legends necessary or appropriate under applicable state securities laws:
THE SHARES [MEMBERSHIP INTERESTS] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY

APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES [MEMBERSHIP INTERESTS] IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES [MEMBERSHIP INTERESTS] MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.
          Section 7.5 Insurance; Risk of Loss. Seller will, or will cause the Companies and the Subsidiaries to, keep insurance policies currently maintained by Seller or the Companies or the Subsidiaries (with respect to the Business), or suitable replacements therefor, in full force and effect through the close of business on the Closing Date, and Buyer shall become solely responsible for all insurance coverage and related risk of loss based on events occurring after the Closing Date with respect to the Companies, the Transferring Subsidiaries and their respective businesses, assets and current or former employees. All proceeds of insurance payable (in excess of any deductible, retention or self-insurance amount) in respect of any event that occurs on or before the Cut-Off Date, to the extent that the proceeds are for damaged properties or assets of any Company or any Subsidiary (with respect to the Business) and would otherwise be payable to Seller or its Affiliates, shall be received by Seller and (a) to the extent the damage to the properties or assets of any Company or any Subsidiary to which the proceeds pertain has not been repaired or restored or paid for by Seller, shall be paid over to Buyer at the Closing, or, if no proceeds have been received before the Closing, Seller shall assign any of its claims thereto to Buyer promptly following the Closing Date, and (b) to the extent the damage to the properties or assets of any Company or any Subsidiary to which the proceeds pertain has been repaired or restored or paid for by Seller, shall be retained by Seller on or prior to the Closing, or, if no proceeds have been received before the Closing, Seller shall be entitled to all claims thereto. Provided that Seller complies with Seller’s obligations under this Section 7.5, neither the occurrence of any casualty damage nor the payment, receipt or collection of insurance proceeds shall be included or accounted for in any way under the provisions of Section 2.4 or in the determination of Final Working Capital. To the extent that after the Closing any party hereto requires any information regarding claim data, payroll or other information in order to make filing with insurance carriers or self insurance regulators from another party hereto, the other party will promptly supply such information.
          Section 7.6 Consents. Buyer acknowledges that (i) certain consents (including consents contingent on the fulfillment of certain conditions), approvals, waivers, agreements, or actions of, or (with or without lapse of time) notice to, third parties relating to the transactions contemplated by this Agreement may be required under instruments, contracts, commitments, agreements or arrangements (the “Required Consents”), which Required Consents have not been obtained or are themselves subject to conditions not fulfilled as of the Closing, and (ii) certain new governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights may be required in order for Buyer to conduct the Business following the Closing in the same manner in which the Business was conducted before the Closing. Except as otherwise expressly provided in this Section 7.6, and subject to compliance with Section 6.3, Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances, or similar rights that may be required. Subject to Seller’s compliance with Section 6.3 and this Section 7.6, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (A) the failure to obtain any such Required Consents or any such governmental franchises, approvals, permits licenses, orders, registrations, certificates, variances or similar rights, provided the need for such Required Consent has been set forth in the Seller Disclosure Schedule if required to be so disclosed pursuant to the terms of this Agreement, or (B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Required Consents or any such governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights; provided, however, that nothing stated herein shall supersede the conditions set forth in Sections 8.2 and 8.3 or the obligations of Seller under Section 6.3 or this Section 7.6. Seller shall cooperate with Buyer in any commercially reasonable manner in connection with Buyer obtaining any Required Consents and any governmental franchises, approvals, permits, licenses, orders, registrations, certificates, variances or similar rights; provided, however, that such action shall not include any requirement of Seller or any of its Affiliates to commence or participate in any litigation, make any payments or offer or grant any accommodation or undertake any liability or obligation (in each case financial or otherwise) to any third party (including any Governmental Body).
          Section 7.7 Fees and Expenses. Except as provided in Section 7.2 or in this Section 7.7 or as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, provided that (i) all expenses incurred in connection with obtaining updated title commitments shall be paid by Buyer and (ii) Seller shall be responsible for all fees and expenses related to the Plan of Reorganization and the transactions contemplated thereby.
          Section 7.8 Gift Cards, Etc; Return Policies. Following the Cut-Off Date, without recourse to Seller or any of its Affiliates (other than the Companies and the Transferring Subsidiaries), Buyer shall manage and honor, in accordance with their respective terms, all gift certificates, gift cards, merchandise vouchers, coupons and refunds purchased, issued or earned in connection with the Business on or before the Cut-Off Date. For the 180-day period following the Cut-Off Date, Buyer shall honor all return policies of the Business with respect to products sold by any Company or any Subsidiary in connection with the conduct of the Business on or before the Cut-Off Date, without recourse to Seller or any of its Affiliates (other than the Companies and the Transferring Subsidiaries).
          Section 7.9 HIPAA Confidentiality. Buyer shall enter into such confidentiality agreements with respect to all books and records of Seller relating to the Retained Employees as may be required under the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations promulgated thereunder (“HIPAA”). Seller may withhold from Buyer any portions of such books and records that contain protected health information on Retained Employees or their dependents to the extent Seller reasonably determines based on advice of counsel that disclosure of such information to Buyer would violate HIPAA. Seller will cooperate with Buyer to the extent that, in connection with making offers of employment to Business Employees, Buyer seeks any release of records from any Business Employee as may be required under HIPAA.

          Section 7.10 Non-Solicitation of Employees.
          (a) Neither Seller nor any of its Affiliates shall (i) for a period of one year from the Cut-Off Date, solicit the services, as employee, consultant or otherwise (or cause or seek to cause to leave the employ of Buyer or any of its subsidiaries) of any of Buyer’s or its subsidiaries’ non-clerical employees (including any non-clerical Retained Employee) or (ii) for a period of two years from the Cut-Off Date, solicit the services, as employee, consultant or otherwise (or cause or seek to cause to leave the employ of Buyer or any of its subsidiaries) of any of Buyer’s or its subsidiaries’ employees at or above the level of store manager (including any Retained Employee at or above the level of store manager); provided, however, that the foregoing shall not apply (x) with respect to an employee as to whom conversations were initiated by such employee after such employee was discharged from employment with Buyer or any of its subsidiaries or six months after such employee resigned from employment with Buyer or any of its subsidiaries, as the case may be, or (y) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such employees. Each of Buyer and Seller agrees to cooperate with the other party to correct any inadvertent breach of this Section 7.10(a) by Seller or any of its Affiliates.
          (b) Except pursuant to Section 7.14 or as agreed by the parties pursuant to Section 1(j) of the Private Brands Agreement and Section 24 of the Buyer Transition Services Agreement, neither Buyer nor any of its Affiliates shall (i) for a period of one year from the Cut-Off Date, solicit the services, as employee, consultant or otherwise (or cause or seek to cause to leave the employ of Seller or any of its subsidiaries) of any of Seller’s or its subsidiaries’ non-clerical employees or (ii) for a period of two years from the Cut-Off Date, solicit the services, as employee, consultant or otherwise, (or cause or seek to cause to leave the employ of Seller or any of its subsidiaries) of any of the Seller’s or its subsidiaries’ employees at or above the level of store manager; provided, however, that the foregoing shall not apply (x) with respect to any employee as to whom conversations were initiated by such employee after such employee was discharged from employment with Seller or any of its subsidiaries or six months after such employee resigned from employment with Seller or any of its subsidiaries, as the case may be, or (y) with respect to any public advertisement or general solicitation (or any hiring pursuant thereto) that is not specifically targeted at such employees. Each of Buyer and Seller agrees to cooperate with the other party to correct any inadvertent breach of this Section 7.10(b) by Buyer or any of its Affiliates.
          Section 7.11 Certain Litigation. Following the Closing, Buyer shall comply with the obligations set forth in item 3 of Schedule 4.13 of the Seller Disclosure Schedule.
          Section 7.12 Transfer/License of Certain Assets. At Closing, Seller shall either (i) assign to Buyer, on an “AS IS, WHERE IS” basis and without any representation or warranty of any kind or (ii) allow Buyer to use on a royalty-free basis the assets specified on Schedule 7.12 of the Seller Disclosure Schedule. In addition, Seller will assign to Buyer at the Closing all those “shrink-wrap” licenses or “click-through” agreements that are assignable without the consent of the licensor or other party thereto with respect to software pre-installed in the ordinary course of business as a standard part of hardware, equipment or fixtures that are owned by the Companies or the Transferring Subsidiaries immediately after the Cut-Off Date.

          Section 7.13 Confidentiality. After the Closing, Seller shall hold, and shall cause each of its Affiliates to hold, in strict confidence from any Person all proprietary information regarding the Business (the “Confidential Information”), unless legally compelled, required by any Governmental Body or required by the rules of any stock exchange to disclose such information. As used herein, “Confidential Information” does not include any information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Seller; (ii) becomes available to Seller from a Person other than Buyer or its Affiliates who is not, to the Knowledge of Seller, subject to any legally binding obligation to keep such information confidential; or (iii) Seller demonstrates is or was independently developed by it or on its behalf following the Closing Date without the direct or indirect use of any of the Confidential Information.
          Section 7.14 Private Brands Personnel. Within a reasonable period of time following the date hereof, Seller shall inquire of personnel in its private brands organization as to whether such individuals are interested in interviewing with Buyer for employment. Promptly following the Closing, Seller shall facilitate interviews with Buyer for personnel interested in seeking employment with Buyer. Buyer shall coordinate with Seller all communications to such personnel and Seller shall reasonably cooperate with Buyer in this effort. Buyer agrees and acknowledges that Seller shall have the right to approve the transfer date of employment of any such employee, which approval shall not be unreasonably withheld or delayed.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
          The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
          Section 8.1 HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
          Section 8.2 No Order. No court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued any order, decree or ruling which is then in effect and has the effect of restraining or prohibiting the purchase and sale of the Securities.
          Section 8.3 Representations and Warranties. The representations and warranties of Seller contained in the first four sentences of Section 4.4(a) and in Sections 4.2(b), 4.3 and 4.21 shall be true and correct in all material respects in each case as of the Closing Date, as though made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for those changes or transactions therein permitted by this Agreement or resulting from any change or transaction consented to in writing by Buyer. All other representations and warranties of Seller contained in this Agreement, when read without any exception or qualification for materiality or Material Adverse Effect, shall be true and correct on the Closing Date as though made on the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date), except for (a) changes or transactions therein permitted by this Agreement or resulting from any change or transaction consented to in writing by Buyer and (b) failures of representations and warranties to be true and correct which, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect.
          Section 8.4 Performance of Obligations. Seller shall have performed in all material respects all of its covenants and agreements required by this Agreement to be performed at or prior to the Closing.
          Section 8.5 Closing Certificate. There shall have been delivered to Buyer a certificate dated the Closing Date, signed on behalf of Seller by a duly authorized executive officer of Seller, confirming the satisfaction of the conditions set forth in Sections 8.3 and 8.4.
          Section 8.6 Release of Encumbrances and Guaranties. Buyer shall have received reasonably satisfactory evidence that (a) any Encumbrances imposed by the Credit Agreement on the assets of the Companies and the Transferring Subsidiaries and (b) any guaranties by the Companies or the Transferring Subsidiaries pursuant to the Credit Agreement and the Indentures have been, or promptly following the Closing will be, released.
          Section 8.7 Financing. Provided that Buyer has complied with its obligations under Section 6.15(a) and under the Commitment Letters (except to the extent any failure to comply by Buyer with its obligations under the Commitment Letters was caused by a breach by Seller of any of its obligations under Section 6.15(b) or 6.16), Buyer shall have available to it the proceeds of the Financing contemplated by the Commitment Letters or such other substitute financing in accordance with Section 6.15(a).
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
          The obligations of Seller under this Agreement shall, at the option of the Seller (to the extent permissible under applicable law), be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
          Section 9.1 HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
          Section 9.2 No Order. No court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued any order, decree or ruling which is then in effect and has the effect of restraining or prohibiting the purchase and sale of the Securities.
          Section 9.3 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement, when read without any exception or qualification for materiality, shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes or transactions therein permitted by this Agreement or resulting from any change or transaction consented to in writing by Seller.

          Section 9.4 Performance of Obligations. Buyer shall have performed in all material respects all of its covenants and agreements required by this Agreement to be performed at or prior to the Closing.
          Section 9.5 Closing Certificate. There shall have been delivered to Seller a certificate dated the Closing Date, signed on behalf of Buyer by a duly authorized executive officer of Buyer, confirming the satisfaction of the conditions set forth in Sections 9.3 and 9.4.
ARTICLE X
INDEMNIFICATION
          Section 10.1 Indemnification by Seller. (a) From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:
     (i) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement (including the last sentence of each of Sections 6.16(a), (b) and (c)) or the certificate delivered by or on behalf of Seller pursuant to Section 8.5;
     (ii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement (including its indemnification obligations set forth in Section 7.2 and excluding the last sentence of each of Sections 6.16(a), (b) and (c)); and
     (iii) any obligation or liability of Buyer and its Affiliates (including the Companies and the Transferring Subsidiaries) arising out of or relating to the Business that are assumed or retained by Seller or its Affiliates (other than the Companies and the Transferred Subsidiaries) pursuant to the terms of this Agreement;
     (iv) any obligation or liability of the Companies or the Subsidiaries relating to the period on or prior to the Cut-Off Date that does not arise out of or relate to the Business;
     (v) any obligation or liability of the Companies or the Subsidiaries to the extent caused by the Plan of Reorganization or the transactions contemplated thereby (other than Section 3.11 thereof);
     (vi) any liability of Buyer and its Affiliates (including the Companies and the Transferring Subsidiaries) arising out of or relating to the matter set forth on Schedule 10.1(a)(vi) of the Seller Disclosure Schedule; and
     (vii) any liability of Buyer and its Affiliates (including the Companies and the Transferring Subsidiaries) arising out of or relating to the matters set forth on Schedule 10.1(a)(vii) of the Seller Disclosure Schedule, to the extent relating to acts, errors or omissions of Seller, the Companies or the Subsidiaries occurring prior to the Cut Off Date;

provided, however, that Seller shall be required to indemnify and hold harmless each Buyer Group Member under Section 10.1(a)(i) with respect to Losses and Expenses incurred only to the extent that:
     (x) the amount of Loss and Expense suffered by Buyer Group Members related to each individual claim exceeds $50,000 (it being understood that such $50,000 shall be a deductible for which Seller shall bear no indemnification responsibility);
     (y) the aggregate amount of such Losses and Expenses (other than Losses and Expenses excluded by clause (x) above) exceeds $11,000,000 (it being understood that such $11,000,000 shall be a deductible for which Seller shall bear no indemnification responsibility); and
     (z) the aggregate amount required to be paid by Seller pursuant to Section 10.1(a)(i) shall not exceed fifteen percent (15%) of the Purchase Price.
          (b) The indemnification provided for in Section 10.1(a) shall terminate on March 31, 2007 (and no claims shall be made by any Buyer Group Member under Section 10.1(a) thereafter), except that the indemnification by Seller shall continue as to:
     (i) the covenants of Seller set forth in Sections 7.10 and 12.6, which shall survive for the periods of time set forth in such sections;
     (ii) the covenants of Seller set forth in Sections 6.7, 6.10(e), 7.2, 7.3 and 7.7, which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;
     (iii) the obligations of Seller pursuant to Sections 10.1(a)(iii), Section 10.1(a)(iv), Section 10.1(a)(v), Section 10.1(a)(vi), and Section 10.1(a)(vii), which shall survive indefinitely; and
     (iv) the representations and warranties set forth in the first four (4) sentences of Section 4.4(a) and Sections 4.2(b), 4.3 and 4.21, each of which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to waiver, mitigation or extension thereof; and
     (v) any Losses or Expenses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1(b), as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article X, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article X.
          Section 10.2 Indemnification by Buyer. (a) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

     (i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement or the certificate delivered by or on behalf of Buyer pursuant to Section 9.5;
     (ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement (including its indemnification obligations set forth in Section 7.2);
     (iii) any liability or obligation of any kind arising out of or relating to the Financing contemplated by the Commitment Letters;
     (iv) the Assumed Contract Liabilities;
     (v) any obligation or liability of Seller or its Affiliates to the extent caused by Section 3.11 of the Plan of Reorganization; and
     (vi) any liability or obligation of the Companies or the Subsidiaries arising out of or relating to the Business (other than those items for which Buyer is entitled to indemnification from Seller under Section 10.1(a) without regard to any limitations on indemnification set forth in Section 10.1(b) or the proviso to Section 10.1(a)).
          (b) The indemnification provided for in Section 10.2(a) shall terminate on March 31, 2007 (and no claims shall be made by any Seller Group Member under Section 10.2(a) thereafter), except that the indemnification by Buyer shall continue as to:
     (i) the covenants of Buyer set forth in Sections 7.10 and 12.6 which shall survive for the periods of time set forth in such sections;
     (ii) the covenants of Buyer set forth in Sections 6.7, 6.10, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9 and 7.11 which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to any waiver, mitigation or extension thereof;
     (iii) the obligations of Buyer pursuant to Sections 10.2(a)(iii), 10.2(a)(iv), Section 10.2(a)(v) and Section 10.2(a)(vi), which shall survive indefinitely;
     (iv) the representations and warranties set forth in the first two (2) sentences of Section 5.2(a) and Sections 5.6 and 5.7, each of which shall survive until the expiration of the relevant statutory period of limitations applicable to the underlying claim, giving effect to waiver, mitigation or extension thereof; and
     (v) any Losses or Expenses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article X, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Losses and Expenses that are payable with respect to such Claim Notice in accordance with this Article X.

          Section 10.3 Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.
          Section 10.4 Determination of Amount. (a) In calculating any Loss or Expense there shall be deducted any insurance recovery in respect thereof (and no right of subrogation shall accrue hereunder to any insurer). Each party agrees to use commercially reasonable efforts to make any such insurance recovery. Buyer and Seller agree that, for purposes of computing the amount of any indemnification payment under this Article X, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes. If Seller is required to indemnify a Buyer Group Member pursuant to the provisions of Section 10.1, and the cost, expense or liability for which the indemnification is sought under Section 10.1 has provided any Buyer Group Member with a Tax benefit actually saved or recovered, the amount of such Tax benefit that has been realized or received, after taking into consideration all costs and expenses incurred in obtaining such Tax savings, shall reduce Seller’s liability to indemnify a Buyer Group Member under Section 10.1. If Buyer is required to indemnify a Seller Group Member pursuant to the provisions of Section 10.2, and the cost, expense or liability for which the indemnification is sought under Section 10.2 has provided any Seller Group Member with a Tax benefit actually saved or recovered, the amount of such Tax benefit that has been realized or received, after taking into consideration all costs and expenses incurred in obtaining such Tax savings, shall reduce Buyer’s liability to indemnify a Seller Group Member under Section 10.2.
          (b) After the giving of any Claim Notice pursuant to Section 10.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.
          Section 10.5 Third Person Claims. (a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within five business days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within 10 business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party shall notify the Indemnitor with a copy of the complaint within five business days after receipt thereof and shall deliver to the Indemnitor within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. The failure to give notice as provided in this Section 10.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.
          (b) In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article X, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall contain a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based, the facts giving rise to an alleged basis for the claim and the amount of the liability asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the Indemnitor elects not to defend such proceeding, claim or demand or fails to acknowledge such Indemnitor’s obligations hereunder with respect to any such proceeding, claim or demand to the extent the Indemnified Party is entitled to indemnification pursuant to this Article X, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding. Neither the Indemnitor nor the Indemnified Party may settle any such proceeding which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld or delayed; provided, that, if the Indemnitor wishes to settle any such proceeding which settlement involves only the payment of money and includes a full release of the Indemnified Party, and the Indemnified Party does not consent to such settlement, the Indemnitor shall not have any liability or obligation in excess of the proposed settlement amount. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within 30 days after the date of such notice.

          (c) To the extent of any inconsistency between this Section 10.5 and Section 7.2(c) (relating to Tax contests), the provisions of Section 7.2(c) shall control with respect to Tax contests.
          (d) Notwithstanding any provisions of Section 10.3 or this Section 10.5 to the contrary, Seller hereby acknowledges its indemnification obligations under Section 10.1(a)(vi) without regard to receipt of a Claim Notice or any other notices contemplated by Section 10.3 or this Section 10.5 and hereby elects to continue to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with the matter set forth on Schedule 10.1(a)(vi) of the Seller Disclosure Schedule or any proceeding, claim, or demand that relates thereto.
          Section 10.6 Limitations. (a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.
          (b) In the event that Seller is conducting any defense against a third Person claim for which a Buyer Group Member has sought indemnification pursuant to Section 10.1(a), expenses incurred by Seller in connection therewith, including legal costs and expenses, shall constitute Expenses for purposes of determining the maximum aggregate amount to be paid by Seller pursuant to Section 10.1(a).
          (c) EXCEPT FOR DAMAGES IN RESPECT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES, ARISING UNDER ANY LEGAL OR EQUITABLE THEORY, ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Notwithstanding the foregoing, the failure of Seller to deliver any financial statements and other materials required by Section 6.16(c) on or prior to the date on which such materials are required to be delivered pursuant to Section 6.16(c) shall be deemed to be direct damages to Buyer in an amount that is equal to the additional interest that would be payable to holders of the then outstanding Notes if a Registration Default (as defined in the Commitment Letters) had first occurred on the date that Seller was obligated to deliver to Buyer such information and such Registration Default was cured on the date of delivery of such information; provided, that the parties acknowledge and agree that Seller shall have no liability under Section 6.16(c), unless Buyer has satisfied its obligations under Section 6.16(c).
          (d) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including, but not limited to, specific performance), if the Closing occurs, this Article X shall be the exclusive remedy of the parties hereto for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Securities contemplated hereby. In furtherance of the foregoing, each party hereto hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action of such party against the other party arising under this Agreement or under any certificate delivered pursuant to this Agreement as a matter of equity or under or based upon any federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation (including those relating to Environmental Laws) or arising under or based upon common law or otherwise, except that this Section 10.6(d) shall not limit the remedies of a party with respect to a claim based on fraud.
          Section 10.7 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.
ARTICLE XI
TERMINATION
          Section 11.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:
          (a) by the mutual written consent of Buyer and Seller;
          (b) by Seller upon 15 business days’ notice to Buyer if any of the conditions in Article IX shall have become incapable of fulfillment at the Closing, and shall not have been waived in writing by Seller; provided, that, Seller’s right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to Seller if Seller’s failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the conditions of Article IX to be capable of fulfillment at the Closing;
          (c) by Buyer upon 15 business days’ notice to Seller if any of the conditions in Article VIII shall have become incapable of fulfillment at the Closing, and shall not have been waived in writing by Buyer; provided, that, Buyer’s right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to Buyer if Buyer’s failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the conditions of Article VIII to be capable of fulfillment at the Closing;
          (d) by Buyer or Seller if any court or other Governmental Body having jurisdiction over Buyer or Seller shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the purchase and sale of the Securities;
          (e) by Buyer or Seller if the Closing shall not have occurred on or before March 20, 2006 (or such later date as may be agreed to in writing to Buyer and Seller); provided, however, that either party may by written notice to the other party delivered on or before March 20, 2006 extend such date until any date prior to May 8, 2006 if the failure of the Closing to have occurred on or before March 20, 2006 shall have resulted from the failure of the condition set forth in Sections 8.1 and 9.1; provided, further, that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date; or
          (f) if Buyer has not delivered the certificate described in the last sentence of Section 6.15(a), by Seller at any time after the later of January 30, 2006 and the Initiation Date or, if Buyer has delivered such certificate, by Seller at any time after the later of (x) February 13, 2006 and (y) six (6) days after the last day of the Marketing Period; provided, that in no event shall Seller have the right to terminate this Agreement pursuant to this Section 11.1(f) at any time after the pricing of the Note Offering shall have occurred and prior to the settlement date therefor stated in the offering materials dated the date of pricing.
          Section 11.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination to the other party to this Agreement.
          Section 11.3 Effect of Termination. If this Agreement is terminated pursuant to this Article XI, all further obligations of the parties under this Agreement shall terminate without any liability to the other party (other than this Section 11.3 (Effect of Termination), the penultimate sentence of Section 6.15(b), Section 7.7 (Fees and Expenses), and Article XII (Miscellaneous), which provisions shall each survive such termination); provided, however, that nothing in this Section 11.3 shall relieve any party from any liability for a willful breach of this Agreement.
ARTICLE XII
MISCELLANEOUS
          Section 12.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing only for the period during which an indemnification claim is permitted to be made pursuant to Article X, after which time such representations and warranties shall terminate and the parties shall have no rights or remedies thereafter with respect to any breach of such representations or warranties.
          Section 12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of New York.
          Section 12.3 No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with SEC disclosure obligations or the rules of any United States or foreign stock exchange.

          Section 12.4 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by private courier or by registered or certified mail, and shall be deemed given when so delivered personally, by facsimile or by private courier or, if mailed, two business days after the mailing, as follows:
If to Buyer, to:
The Bon-Ton Stores, Inc.
2801 East Market Street
York, Pennsylvania 17402
Facsimile: (717) 751-3008
Attention: Vice President and General Counsel
with a copy to:
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street
Philadelphia, Pennsylvania 19103
Facsimile: (215) 977-2334
Attention: Herbert Henryson and Henry Miller
If to Seller, to:
Saks Incorporated
750 Lakeshore Parkway
Birmingham, Alabama 35211
Facsimile: (205) 940-4468
Attention: Executive Vice President and General Counsel
with a copy to:
Sidley Austin Brown & Wood LLP
10 South Dearborn Street
Chicago, IL 60603
Facsimile: (312) 853-7036
Attention: Michael S. Sigal and Gary D. Gerstman
or to such other address as such party may indicate by a notice delivered to the other party hereto.
          Section 12.5 Successors and Assigns. (a) The rights of either party under this Agreement shall not be assignable by such party hereto prior to the Closing without the prior written consent of the other party, except that Buyer may assign its rights hereunder to any direct or indirect wholly owned subsidiary of Buyer that agrees in writing to bound by the terms of this Agreement (it being understood that no such assignment shall relieve Buyer of any of its obligations hereunder).
          (b) Following the Closing, neither party may assign any of its rights hereunder to any third Person without the prior written consent of the other party, except that either party may assign its rights hereunder to an Affiliate. Any assignment hereunder (whether before or after the Closing) shall not relieve the assigning party of its obligations hereunder. This

Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.5 any right, remedy or claim under or by reason of this Agreement.
          Section 12.6 Access to Records after Closing. (a) For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Companies and the Transferring Subsidiaries which Buyer or any of its Affiliates may retain after the Closing Date to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the Companies and the Transferring Subsidiaries prior to the Cut-Off Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.6(a). If Buyer, the Companies or the Subsidiaries shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.
          (b) For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business, the Companies and the Subsidiaries which Seller or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 12.6(b). If Seller or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
          (c) Within sixty (60) days after the Closing, Seller shall, at Buyer’s sole cost and expense, deliver to Buyer, at such location as Buyer shall designate, all files, correspondence and other materials in the possession of Seller or its Affiliates, relating to the Real Estate and all original documents relating to the Real Estate, including the Lease Agreements and the Real Estate Agreements in the possession of Seller or its Affiliates.
          Section 12.7 Entire Agreement; Amendments. This Agreement, the exhibits and schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.
          Section 12.8 Interpretation. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules and exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Disclosure of any fact or item in any schedule of the disclosure schedule shall be deemed disclosure with respect to each other Section or Subsection of this Agreement to the extent such disclosure is reasonably clear on its face that it would apply to such other Section or Subsection. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any schedule is or is not in the ordinary course of business for purposes of this Agreement. Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any schedule, in order to add information or correct previously supplied information. No such amendment shall be evidence, in and of itself, that the representations and warranties in the corresponding section are no longer true and correct in all material respects. It is specifically agreed that such schedules may be amended to add immaterial, as well as material, items thereto. No such supplemental, amended or additional schedule shall be deemed to cure any breach for purposes of Sections 8.3 or 10.1(a)(i) unless Buyer gives written notice to Seller stating that such supplemental, amended or additional schedule cures such breach. No such supplemental, amended or additional schedule shall be deemed to cure any breach for purposes of Sections 9.3 or 10.2(a)(i) unless Seller gives written notice to Buyer stating that such supplemental, amended or additional schedule cures such breach.
          Section 12.9 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
          Section 12.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
          Section 12.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.
          Section 12.12 Further Assurances. On and after the Closing Date each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other party hereto from time to time to effectuate or confirm the transfer of the Securities to Buyer in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, on and after the Closing Date, Buyer and its Affiliates (including for purposes of this Section 12.12, the Companies and the Transferring Subsidiaries) shall use commercially reasonable efforts to transfer to Seller and its Affiliates (i) any assets of the Companies and the Transferring Subsidiaries that do not primarily arise out of or relate to the Business, (ii) any assets relating primarily to the operation of the Parisian stores or the Club Libby Lu business, (iii) assets that are used by Seller to perform its obligations under the Private Brands Agreement, (iv) assets that are used by Seller to perform its obligations under the Buyer Transition Services Agreement and (v) all Contracts that relate to businesses of Seller other than the Business (except for the Assigned Contracts).
          Section 12.13 Disclaimer of Warranties. Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 3.4(d), SELLER IS SELLING THE SECURITIES (AND THE BUSINESS AND ASSETS OF THE COMPANIES AND THE SUBSIDIARIES REPRESENTED THEREBY) ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTEES WHETHER EXPRESS OR IMPLIED. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 3.4(d), SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO FITNESS, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. Buyer acknowledges that neither Seller nor any of its representatives or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by Seller or its representatives to Buyer or any other information which is not included in this Agreement or the schedules hereto, and neither Seller nor any of its representatives or any other Person will have or be subject to any liability to Buyer, any Affiliate of Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, Buyer, any Affiliate of Buyer or any of their agents, consultants, accountants, counsel or other representatives.
          Section 12.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 12.15 Waiver of Jury Trial. Each party hereto waives the right to a trial by jury in any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement or the transactions contemplated hereby or thereby.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SAKS INCORPORATED
By:	/s/ Douglas E. Coltharp
	Name:	Douglas E. Coltharp
	Title:	Executive Vice President and Chief Financial Officer

THE BON-TON STORES, INC.
By:	/s/ Byron Bergren
	Name:	Byron Bergren
	Title:	President and Chief Executive Officer

Signature Page to Purchase Agreement

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